SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(E)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

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Notes:

James J. O’Brien Chairman and Chief Executive Officer	Ashland Inc. 50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

December [ ], 2008

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2009 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 29, 2009, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of five directors, the ratification of our independent registered public accountants and the amendment of Ashland’s Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections.

Whether or not you plan to attend the meeting, we encourage you to vote promptly, following the instructions on your Proxy Card.

We appreciate your continued confidence in Ashland, and we look forward to seeing you at the meeting.

Sincerely, James J. O’Brien

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 29, 2009

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 29, 2009, at 10:30 a.m. (EST) at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect four directors to Class II: Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr., and John F. Turner; and one director to Class III: Mark C. Rohr;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2009;

(3)	To amend Ashland’s Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections; and

(4)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on December 1, 2008, are entitled to vote at the Annual Meeting or any adjournment of that meeting. Your vote will constitute voting instructions to the applicable Trustee of the respective plan for the shares held in your account if you are a participant in the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “LESOP”) or the Hercules Incorporated Savings and Investment Plan (the “SIP”).

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. Our proxy tabulator, National City Bank or its agent, must receive all voting instructions to the Trustee of the Employee Savings Plan, the LESOP and the SIP whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 27, 2009.

By Order of the Board of Directors,

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December [    ], 2008

ASHLAND INC.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1)	Election of four directors to Class II: Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr., and John F. Turner; and one director to Class III: Mark C. Rohr;

	(2)	Ratification of PricewaterhouseCoopers LLP (“PwC”) as Ashland’s independent registered public accountants for fiscal 2009; and

	(3)	To amend Ashland’s Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders of Ashland Inc. (“Ashland” or the “Company”) at the close of business on December 1, 2008 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	When will the proxy statement and proxy card be mailed to Ashland shareholders?

A:	The proxy statement and proxy card will be mailed to Ashland shareholders on or about December 12, 2008.

Q:	How do I vote?

A:	If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting. You may obtain directions to the Annual Meeting in order to vote in person by calling Ashland’s Investor Relations department at 859-815-4454.

You may vote by telephone. You may vote by telephone regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If no voting specification is made on your signed and returned proxy card, James J. O’Brien or Linda L. Foss, as proxies named on the proxy card, will vote FOR the election of the five director nominees, FOR the ratification of PwC and FOR the amendment to the Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections. If you vote by one method provided, you should not vote by any other.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Leveraged Employee Stock Ownership Plan (the “LESOP”), Ashland’s Employee Savings Plan (the “Employee Savings Plan”) and the Hercules Incorporated Savings and Investment Plan (the “SIP”) must be received by our proxy tabulator, National City Bank or its agent, before 6:00 a.m. (EST) on Tuesday, January 27, 2009.

Q:	Who counts the vote?

A:	Representatives of National City Bank or its agent will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP, the Employee Savings Plan, or the SIP. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by National City Bank, the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustees of the Employee Savings Plan, the LESOP, and the SIP vote?

A:	Each participant in the Employee Savings Plan, the LESOP or the SIP will instruct the applicable Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee and, in the case of the SIP, this instruction also applies to a proportionate number of those shares of Ashland Common Stock that are not allocated to participant accounts. These shares are collectively referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:	Yes, provided that you are a participant in the Employee Savings Plan or the LESOP. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484. Participants in the SIP, however, cannot direct that the Non-Directed shares be voted differently from the shares in their accounts.

Q:	What constitutes a quorum?

A:	As of the Record Date, shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors or matters decided by a plurality vote.

Q:	What vote is required for passage of each of the proposals up for consideration at the Annual Meeting?

A: (1)	Election of directors—Under Ashland’s By-laws, the five nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

(2)	Ratification of independent registered public accountants—Submission of the appointment of PwC to Ashland’s shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

(3)	Amendment to Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections—The Amendment will be approved if votes cast in its favor exceed votes cast against it.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2009. You can obtain a copy of the Form 10-Q by logging on to our website at http://www.ashland.com/investors, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov.

Q:	May I receive future shareholder communications over the Internet?

A:	Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification that will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of shareholder communications may be requested by contacting National City Bank at 1-800-622-6757.

Important Notice regarding the availability of Proxy Materials for the Annual Meeting to be held on January 29, 2009. This proxy statement and Ashland’s 2008 Annual Report to Shareholders are available at www.ashland.com/proxy.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock
AXA	7,970,922	(1)	12.65%
25 Avenue Matignon
Paris, France 75008

Barclays Global Investors UK Holdings Limited	6,939,885	(2)	11.01%
1 Churchill Place
Canary Wharf
London, England E14 5HP

Fidelity Management Trust Company	5,438,360	(3)	8.63%
82 Devonshire Street
Boston, Massachusetts 02109

Harbert Management Corporation	3,789,266	(4)	6.01%
One Riverchase Parkway South
Birmingham, AL 35244

(1)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2008, AXA and affiliated entities, including AllianceBernstein LP, were the beneficial owners of 7,970,922 shares of Ashland Common Stock with sole voting power over 6,274,925 of these shares and shared voting power over 40 of these shares and no voting power over 1,695,957 of these shares. AXA has shared dispositive power for each of these shares.

(2)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2008 by Barclays Global Investors UK Holdings Limited, an indirect subsidiary of Barclays PLC and a direct wholly-owned subsidiary of Barclays Bank PLC (collectively, “Barclays”), Barclays and affiliated entities were the beneficial owners of 6,939,885 shares of Ashland Common Stock on that date. Barclays has sole voting power for 5,880,702 of these shares and no voting power for 1,059,183 of these shares. Barclays has sole dispositive power for each of these shares.

(3)	As of September 30, 2008, Fidelity Management Trust Company (“FMT”) was the record owner of 5,438,360 shares of Ashland Common Stock. These shares include 3,083,170 shares held by it as Trustee of the LESOP and 2,355,190 shares held by it as Trustee of the Employee Savings Plan. FMT will vote shares allocated to a participant’s LESOP and Employee Savings Plan account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. FMT disclaims beneficial ownership of these shares.

(4)	Based upon a Schedule 13G Amendment No. 3 filed with the SEC on September 23, 2008, Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce were the beneficial owners of 3,789,266 shares of Ashland Common Stock with shared voting and dispositive power over all of these shares. These shares include 1,531,574 shares held by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., and HMC Investors, L.L.C. and 2,257,692 shares held by Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, L.L.C. and HMC—New York, Inc., Harbert affiliates with shared voting and dispositive power over all such shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October 31, 2008, the common stock ownership of all directors and executive officers of Ashland named in the Summary Compensation Table on page      of this proxy statement and common stock ownership of the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James J. O’Brien	139,901	(1)(2)
Lamar M. Chambers	86,260	(1)(2)(3)(4)
David L. Hausrath	39,149	(1)(2)(4)
Samuel J. Mitchell	51,988	(1)(2)(3)
Frank L. Waters*	64,569	(1)(2)(3)(7)
Roger W. Hale	30,743	(2)(5)(6)(7)
Bernadine P. Healy	37,591	(2)(5)(6)
Kathleen Ligocki	21,945	(2)(5)(6)
Vada O. Manager**	2,808	(2)(6)
Barry W. Perry	4,769	(2)(6)
Mark C. Rohr**	2,808	(2)(6)
George A. Schaefer, Jr.	23,979	(2)(5)(6)
Theodore M. Solso	41,929	(2)(5)(6)
John F. Turner	4,769	(2)(6)
Michael J. Ward	37,204	(2)(5)(6)
All directors and current executive officers as a group (22 people)	626,263	(1)(2)(4)(6)(7)(8)

*	Mr. Waters ceased to be an executive officer of Ashland effective November 13, 2008.

**	Messrs. Manager and Rohr were elected to Ashland’s Board effective March 19, 2008.

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date. All directors and executive officers as a group owned 626,263 shares of Ashland Common Stock, which equaled 1.07% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)	Includes stock and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s nonqualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the nonqualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”).

(3)

Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after October 31, 2008, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. Chambers, 49,875 shares through options; Mr. Mitchell, 19,375 shares through options; and Mr. Waters, 29,213 shares through options. All unexercised options on this table are reported as gross shares. All SARs are stock settled and not issued in tandem with an option. Because the closing price of Ashland Common Stock on the New York Stock Exchange Composite Tape on October 31, 2008 ($22.59) was less than the exercise price of all outstanding SARs, no SARs are included in this table.

(4)	Includes restricted shares of Ashland Common Stock: as to Mr. Chambers, 9,000 shares; Mr. Hausrath, 8,000 shares; and as to all current executive officers as a group, 33,400 shares.

(5)	Includes shares of Ashland Common Stock with respect to which each of the directors has the right to acquire beneficial ownership within 60 calendar days after October 31, 2008, through the exercise of stock options: as to Dr. Healy, 20,036 shares; as to Messrs. Hale and Schaefer, 16,474 shares; and as to Messrs. Solso, Ward and Ms. Ligocki, 12,912 shares.

(6)	Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors.

(7)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

(8)	All directors and current executive officers as a group have the right to acquire beneficial ownership of 192,855 shares of Ashland Common Stock within 60 calendar days after October 31, 2008, through the exercise of stock options and SARs. All unexercised options included in this table are reported as shares on a gross basis. All SARs are stock settled and not issued in tandem with an option. Because the closing price of Ashland Common Stock on the New York Stock Exchange Composite Tape on October 31, 2008 ($22.59) was less than the exercise price of all outstanding SARs, no SARs are included in this table.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

ELECTION OF DIRECTORS

Item 1

Board of Directors

The Board of Directors is currently made up of eleven directors, divided into three classes. The four individuals nominated for election as Class II directors at the 2009 Annual Meeting are Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr. and John F. Turner. The nominees to Class II will be elected to serve a three-year term until the 2012 Annual Meeting. Mark C. Rohr, elected to the Board in March 2008, is a Class III director. Although not required by Kentucky law, Mr. Rohr has agreed to stand for election by shareholders at the 2009 Annual Meeting to serve as a Class III director for the remaining one-year term ending at the 2010 Annual Meeting. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all five nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting.

The Board of Directors’ current resignation policy requires a director nominee to tender his or her resignation to the Chairman of the Board if he or she receives a greater number of votes “WITHHELD” than “FOR” in an uncontested election. Such resignation must be tendered within 10 days after the certification of the shareholder vote and will be considered by the entire Board within 90 days following the date of the election. In considering whether to accept or reject the tendered resignation, the Board will consider the stated reasons for withheld votes, the length of service and qualifications of the nominee, the nominee’s contribution to Ashland and any other factors deemed relevant by the Board. The nominee in question will be excluded from participating in the Board’s deliberations. Ashland will publicly disclose the Board’s decision in a filing with the SEC made promptly after the decision. Ashland’s Corporate Governance Guidelines are published on Ashland’s website (http://www.ashland.com). Please see Item 3 “Approval of Amendment to Articles of Incorporation to Provide for Majority Voting for the Election of Directors in Uncontested Elections” for a discussion of important changes to the vote required to elect directors and related changes to the resignation policy which, if approved by shareholders at the 2009 Annual Meeting, will be effective beginning with the election of directors at the 2010 Annual Meeting.

Shareholders may vote for no more than five directors at the Annual Meeting. Pursuant to Ashland’s current By-laws, the five nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Linda L. Foss (proxies named on the proxy card) will vote FOR the five nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees may not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr. and John F. Turner for election as Class II directors and FOR Mark C. Rohr for election as a Class III director at the 2009 Annual Meeting.

Nominees for Election at the 2009 Annual Meeting

Class II Directors

(Term expiring in 2012)

Roger W. Hale	Director since 2001
Mr. Hale, 65, is currently acting as an independent consultant. He served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Masters of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Hale serves as a Director of Hospira, Inc., where he is a member of the Compensation and Governance and Public Policy Committees. Mr. Hale is Chairman of Ashland’s Audit Committee and is a member of the Finance Committee.

Vada O. Manager	Director since 2008
Mr. Manager, 47, is Director of Global Issues Management for Nike, Inc., a hybrid role of in-house business consultant and strategic communications advisor. Prior to this position, Mr. Manager held various management positions at Nike, including senior strategist, advisor to senior management and project manager, in multiple areas of the company, beginning in 1997. Before joining Nike, he performed a similar role for Levi Strauss & Co. and was also a Vice President of the Washington, D.C.-based public affairs firm, Powell Tate, a part of Weber Shandwick. Mr. Manager holds a Bachelor of Arts degree in political science from Arizona State University and performed graduate work at the London School of Economics. He was elected to Ashland’s Board of Directors in March 2008 by all the then-current directors after being recommended by the members of the Board and nominated by the Governance and Nominating Committee. Mr. Manager serves as a member of Ashland’s Finance and Personnel and Compensation Committees.

George A. Schaefer, Jr.	Director since 2003
Mr. Schaefer, 63, served as Chairman of the Board of Directors of Fifth Third Bancorp headquartered in Cincinnati, Ohio until June, 2008. Prior to this position, he held several executive positions with Fifth Third, including Chief Executive Officer, President and Chief Operating Officer. Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University. He is also a Director of Wellpoint Inc., where he serves as a member of the Audit Committee, and member of the Board of Trustees of the University of Cincinnati Foundation and as Trustee for the University of Cincinnati Medical School Advisory Board. Mr. Schaefer is Chairman of Ashland’s Governance and Nominating Committee and is a member of the Audit and Finance Committees.

Nominees for Election at the 2009 Annual Meeting (continued)

John F. Turner	Director since 2006
Mr. Turner, 66, served as Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs in Washington, D.C., from November 2001 until July 2005. Prior to serving at the Department of State, he was President and Chief Executive Officer of The Conservation Fund, a non-profit organization dedicated to conserving America’s natural and historic heritage. Between 1989 and 1993, Mr. Turner was Director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner holds a Bachelor of Arts degree in Biology from the University of Notre Dame and a Master of Science degree in wildlife ecology from the University of Michigan. Mr. Turner is also a Director of Peabody Energy Company where he serves on the Compensation and Nominating and Corporate Governance Committees; International Paper Company where he chairs the Governance and Public Policy and Environment Committees; and, American Electric Power Company, Inc. where he is a member of the Audit, Corporate Governance and Environmental Health and Safety Committees. He is also a managing partner in The Triangle X Ranch in Wyoming. Mr. Turner is Chairman of the Ruckelshaus Institute of Environmental Natural Resources at the University of Wyoming and Senior Associate of The Conservation Fund. Mr. Turner is a member of Ashland’s Environmental, Health and Safety, Governance and Nominating and Finance Committees.

Class III Director

(Term expiring in 2010)

Mark C. Rohr	Director since 2008
Mr. Rohr, 57, is Chairman of the Board and Chief Executive Officer of Albemarle Corp. Prior to this position, he held several executive positions with Albemarle, including Chief Operating Officer and Executive Vice President—Operations. Before joining Albemarle, he served with Occidental Chemical Corp. as Senior Vice President—Specialty Chemicals. Mr. Rohr holds Bachelor’s degrees in Chemistry and Chemical Engineering from Mississippi State University. He is also a Director of Celanese Corp. where he is a member of the Compensation and Nominating and Corporate Governance Committees. He also serves on the Executive Committee of the American Chemistry Council and the Board of Directors of the Wildlife Habitat Council. He was elected to Ashland’s Board of Directors in March 2008 by all the then-current directors after being recommended for election pursuant to a shareholder nomination process set forth in the 2005 settlement of a shareholder derivative lawsuit brought in 2002. Mr. Rohr is a member of Ashland’s Audit and Environmental, Health and Safety Committees.

Continuing Directors Not Up for Election at the 2009 Annual Meeting

Class III Directors

(Term expiring in 2010)

Theodore M. Solso	Director since 1999
Mr. Solso, 61, is Chairman of the Board and Chief Executive Officer of Cummins Inc. Prior to this position, he held several executive positions with Cummins, including President and Chief Operating Officer. Mr. Solso holds a Bachelor of Arts degree in psychology from DePauw University and a Masters in Business Administration from the Harvard Business School. He is also a Director of Ball Corporation where he is a member of the Audit and Human Resources Committees. Mr. Solso also serves as Chairman of the Cummins Foundation and Director of the Indiana Economic Development Corp. He also serves as an Advisory Trustee of DePauw University. Mr. Solso is Co-Chair of the U.S.-Brazil CEO Forum and a member of the Earth University Foundation Board. Mr. Solso is Lead Independent Director and Chairman of Ashland’s Personnel and Compensation Committee and is a member of the Governance and Nominating Committee.

Michael J. Ward	Director since 2001
Mr. Ward, 58, is Chairman of the Board and Chief Executive Officer of CSX Corporation. Prior to this position, he was President of CSX Transportation, the corporation’s rail unit. Mr. Ward holds a Bachelor’s degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School. In 2005, Mr. Ward served as Chairman of the Association of American Railroads’ Board of Directors. He is also a Director of American Coalition for Clean Coal Electricity, City Year, and Take Stock in Children. His other business affiliations include The Florida Council of 100, The Business Roundtable, and The Kentucky Coal Council. Mr. Ward is Chairman of Ashland’s Finance Committee and is a member of the Personnel and Compensation Committee.

Continuing Directors Not Up for Election at the 2009 Annual Meeting (continued)

Class I Directors

(Term expiring in 2011)

Bernadine P. Healy, M.D.	Director since 1998
Dr. Healy, 64, is a columnist and health editor for U.S. News and World Report. Prior to this position, she served as President and Chief Executive Officer of the American Red Cross, and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University. Dr. Healy holds a Bachelor of Arts degree from Vassar College and a Doctor of Medicine from Harvard University. Dr. Healy is also a Director of National City Corporation, where she serves on the Compensation and Organization and Nominating and Board of Directors Governance Committees; The Progressive Corporation, where she serves on the Audit Committee; and, Invacare, Inc. where she serves as Chairman of the Investment Committee and a member of the Compensation, Management Development and Corporate Governance Committees. She is also a Trustee of Battelle Memorial Institute where she serves on the Science and Technology Committee. Dr. Healy is a member of Ashland’s Audit, Environmental, Health and Safety and Governance and Nominating Committees.

Kathleen Ligocki	Director since 2004
Ms. Ligocki, 52, is the Chief Executive Officer of GS Motors, a subsidiary of a large conglomerate based in Mexico City. She is also a principal in Pine Lake Partners, Inc., a consulting firm focused on turnarounds and startup companies. Prior to this position, she served as President and Chief Executive Officer of Tower Automotive, Inc. from August 2003 to August 2007. Tower Automotive filed to reorganize under Chapter 11 of the U.S. Bankruptcy Codes in February 2005, and on July 31, 2007 emerged from Chapter 11 when substantially all of its assets were purchased by an affiliate of Cerberus Capital Management, L.P. Prior to joining Tower Automotive, Ms. Ligocki worked at the Ford Motor Company, United Technologies and General Motors Corporation. Ms. Ligocki holds a Bachelor of Arts degree in liberal studies from Indiana University, a Masters in Business Administration from The Wharton School at the University of Pennsylvania and an honorary doctorate of Humane Letters from Indiana University. She serves on a variety of non-profit and academic boards focused on women, families and life-long education. Ms. Ligocki is Chairman of Ashland’s Environmental, Health and Safety Committee and a member of the Audit and Personnel and Compensation Committees.

James J. O’Brien	Director since 2002
Mr. O’Brien, 54, is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland and Senior Vice President and Group Operating Officer of Ashland. He also served as the President of Valvoline from 1995 to 2001. Mr. O’Brien holds a Bachelor of Science degree in accounting and finance and a Masters in Business Administration from The Ohio State University. Mr. O’Brien is a Director of Humana Inc., where he serves on the Investment and Audit Committees. He serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. A past volunteer “big brother” with Big Brothers/Big Sisters of the Bluegrass, Mr. O’Brien also serves on the organization’s national Board of Directors. He is a Board member of the American Chemistry Council and Chairman of the Board of Trustees for Midway College in Kentucky.

Continuing Directors Not Up for Election at the 2009 Annual Meeting (continued)

Barry W. Perry	Director since 2007
Mr. Perry, 62, served as Chairman and Chief Executive Officer of Englehard Corporation from January 2001 to June 2006. Prior to this position, he held various management positions with Englehard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulene. Prior to joining Rhone-Poulene, he held a number of executive positions with General Electric Company. Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts. Mr. Perry is also a director of Arrow Electronics, Inc., where he serves on the Compensation and Audit Committees, and Cookson Group PLC, where he serves on the Audit and Compensation Committees. Mr. Perry is a member of Ashland’s Environmental, Health and Safety, Governance and Nominating and Personnel and Compensation Committees.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2008, for Ashland’s non-employee directors as of September 30, 2008. Compensation paid to Mr. O’Brien, Chairman of the Board and Chief Executive Officer, is disclosed in the Summary Compensation Table to this proxy statement and is not included in this table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Dr. Ernest H. Drew*	35,000	14,914	0	0	0	0	49,914

Roger W. Hale	105,000	58,567	0	0	0	0	163,567

Dr. Bernadine P. Healy	97,500	58,567	0	0	0	0	156,067

Mannie L. Jackson*	73,125	14,914	0	0	0	0	88,039

Kathleen Ligocki	98,750	69,115	0	0	0	0	167,865

Vada. O. Manager**	52,500	36,396	0	0	0	0	88,896

Barry W. Perry	90,000	72,019	0	0	0	0	162,019

Mark C. Rohr**	56,875	36,396	0	0	0	0	93,271

George A. Schaefer, Jr.	97,500	60,363	0	0	0	0	157,863

Theodore M. Solso	117,500	58,567	0	0	0	0	176,067

John F. Turner	90,000	71,623	0	0	0	0	161,623

Michael J. Ward	101,250	58,567	0	0	0	0	159,817

*	Dr. Drew retired from Ashland’s Board effective January 31, 2008. Mr. Jackson retired from Ashland’s Board effective May 15, 2008.

**	Messrs. Manager and Rohr were elected to Ashland’s Board effective March 19, 2008.

(1)	Ms. Ligocki’s fees for the months of October through December of 2007 were paid in shares of Ashland Common Stock. For that same period, Messrs. Solso and Ward deferred their fees into the Director’s Deferral Plan. Ms. Ligocki and Messrs. Perry, Solso and Ward deferred their fees for calendar 2008 into the Director’s Deferral Plan.

(2)	The dollar amount for each non-employee director shown in this column (c) represents the amount recognized in fiscal year 2008 for financial accounting purposes pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123 (revised) (“FAS 123R”) for (i) unvested restricted stock units, and (ii) 1,000 shares of restricted Ashland Common Stock granted to Ms. Ligocki and Messrs. Manager, Perry, Rohr, Schaefer, and Turner upon their election as directors.

Except for Messrs. Drew, Manager and Rohr, each non-employee director received a grant of 2,196 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 31, 2008, with a grant date market value of $100,000. Messrs. Manager and Rohr were elected to the Board on March 19, 2008, and received a prorated grant of 1,784 restricted stock units of Ashland Common Stock with a grant date market value of $83,333. Each restricted stock unit is equivalent to a share of Ashland Common Stock. The restricted stock units vest as described in the Restricted Share/Units section of this proxy statement. Except for Messrs. Drew, Jackson, Manager and Rohr, the amount in column (c) represents $58,567 for each non-employee director recognized as an expense in fiscal 2008 for financial accounting purposes under FAS 123R. For Messrs. Manager and Rohr, this amount is $31,720. For Messrs. Drew and Jackson, this amount is $14,914 representing amounts recognized for prior year awards.

Each non-employee director is granted 1,000 shares of restricted Ashland Common Stock upon becoming a director. This grant vests as described in the Restricted Share/Units section of this proxy statement. Messrs. Manager and Rohr were elected to the Board on March 19, 2008, and the grant date fair values for their awards under FAS 123R were $4,676, which was based on the closing price of Ashland Common Stock on the date of grant. As to Ms. Ligocki and Messrs. Manager, Perry, Rohr, Schaefer and Turner, the grants have not fully vested, and the amounts in this column also include the amount recognized as an expense in fiscal 2008 for financial accounting purposes under FAS 123R as follows: as to Ms. Ligocki, $10,548; Mr. Manager, $4,676; Mr. Perry, $13,452; Mr. Rohr, $4,676; Mr. Schaefer, $1,796; and Mr. Turner, $13,056. For restricted stock, the grant date fair value is calculated using the closing price of Ashland Common Stock on the date of grant.

As of September 30, 2008, the following table identifies the aggregate amount of outstanding stock and option awards granted to each current non-employee director.

Name	Shares of Restricted Ashland Common Stock (#)	Restricted Stock Units of Ashland Common Stock (a) (#)	Outstanding Ashland Stock Options (b) (#)
Roger W. Hale	1,000	3,769	16,474

Dr. Bernadine P. Healy	1,000	3,769	20,036

Kathleen Ligocki	1,000	3,769	12,912

Vada O. Manager	1,000	1,808	0

Barry W. Perry	1,000	3,769	0

Mark C. Rohr	1,000	1,808	0

George A. Schaefer, Jr.	1,000	3,769	16,474

Theodore M. Solso	1,000	3,769	12,912

John F. Turner	1,000	3,769	0

Michael J. Ward	1,000	3,769	12,912

(a)	Includes credit for reinvested dividends allocated since the grant date.

(b)	No stock options have been granted to non-employee directors since January 26, 2006.

Annual Retainer and Meeting Fees

Ashland’s non-employee director compensation program provides that non-employee directors receive: (a) an annual retainer of $90,000; (b) an additional annual retainer of $20,000 for the Lead Independent Director; (c) an additional annual retainer of $15,000 for the Chair of the Audit Committee and $7,500 for Audit Committee members; and (d) an additional annual retainer of $7,500 for other Committee Chairs.

Non-employee directors may elect to receive all retainers in cash or as shares of Ashland Common Stock. They may also elect to have a portion or all retainers deferred and paid through the Directors’ Deferral Plan. The non-employee directors who make an election to defer retainers may have the deferred amounts held as stock units (share equivalents) in the hypothetical Ashland Common Stock Fund or invested under the other available hypothetical investment options under the plan. The payout of the deferred annual retainer occurs upon termination of service by a director. Non-employee directors may elect to have the payout in a single lump sum or in installments, not to exceed 15 years. However, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts would be automatically distributed as a lump sum in cash to the director. Effective October 1, 2008, the automatic distribution rule upon a change in control was deleted from the Directors’ Deferral Plan for deferrals on and after January 1, 2005, and, therefore, distributions for such deferrals will be made pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

Each director also receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $100,000. The restricted stock units will vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a change in control, the restricted stock units immediately vest. The non-employee director may elect before the grant of restricted stock units vest, to have their vested units paid in shares of Ashland Common Stock or as cash after the non-employee director terminates from service.

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other shareholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require non-employee directors to own the lesser of 12,500 shares of Ashland Common Stock or Ashland Common Stock having a value of at least five times their base annual retainer of $90,000. Each newly elected non-employee director has five years from the year elected to reach this ownership level. In addition, any director who acquires Ashland shares via option exercise for options granted after February 2005 must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be a director of Ashland. Each newly elected non-employee director has five years from the year elected to reach this ownership level. All of Ashland’s current non-employee directors, other than Mr. Schaefer, elected to the Board in 2003; Ms. Ligocki, elected to the Board in 2004; Mr. Turner, elected to the Board in 2006; Mr. Perry, elected to the Board in 2007; and Messrs. Manager and Rohr, elected to the Board in March 2008, have attained the minimum stock ownership levels based on holdings as of October 31, 2008.

Directors’ Charitable Awards Program

In January 1997, the Board of Directors prospectively terminated the Directors’ Charitable Awards Program. Non-employee directors who were directors when the program terminated remained eligible for the Charitable Awards Program. Under the program, $1,000,000 is donated upon a director’s death to one or more educational organizations recommended by that director. With Mr. Jackson’s retirement in May 2008, there are no current directors eligible to participate in the program.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The information described below is published on Ashland’s website (http://www.ashland.com/investors). These documents are also available for free in print to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies (which include the current majority voting policy) and other responsibilities. The Corporate Governance Guidelines require that two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”).

•

Ashland also requires compliance with its code of business conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a current report on Form 8-K.

•	Each of Ashland’s Board Committees, including the G&N Committee, Audit Committee, and P&C Committee, has adopted charters defining their respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, and P&C Committee of the Board.

•

Ashland has designated a Lead Independent Director to coordinate the activities of the independent directors. The Lead Independent Director must be an independent director and is appointed by the Board. In addition to the duties of all Board members, the Lead Independent Director advises the Chairman of the Board. The Lead Independent Director also coordinates with the Chairman of the Board to determine the appropriate schedule of meetings; places any item he or she determines is appropriate on the Board’s agenda; directs that specific materials be included in Board mailings and works with the G&N Committee to assess the quality, quantity and timeliness of the flow of information from management to the Board; directs the retention of consultants and advisors to report directly to the Board; coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto; and develops the agenda for and coordinates executive sessions of the Board’s independent directors and acts as principal liaison with the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters. The non-management directors of the Board have designated Theodore M. Solso to serve in this capacity through Ashland’s 2010 Annual Meeting.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2008. During this review, the Board considered relationships and transactions between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Hale, Manager, Perry, Rohr, Schaefer, Solso, Turner and Ward and Dr. Healy and Ms. Ligocki are each independent of Ashland and its affiliates. Mr. O’Brien, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under the federal securities laws. Ashland’s Board of Directors has concluded that the following relationships between Ashland and the director-affiliated entities are immaterial pursuant to the Standards and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy.

Mark C. Rohr, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Albemarle Corporation (“Albemarle”). During fiscal 2008, Ashland paid Albermarle approximately $2.7 million and Albermarle paid Ashland approximately $1.8 million for certain products and/or services.

Theodore M. Solso, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Cummins Inc. (“Cummins”). During fiscal 2008, Cummins paid Ashland approximately $42 million for goods and services. The monies paid to Ashland by Cummins were primarily paid for the initial fill of engines with oil and lubricants, as well as for lubricants supplied to Cummins and its distributors. Additionally, Valvoline, a division of Ashland, and Cummins are partners in joint ventures in India, China, Argentina, and Brazil. The joint ventures market lubricants for servicing heavy duty engines and equipment.

Michael J. Ward, a director of Ashland, is Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2008, Ashland paid CSX and its subsidiaries approximately $13 million for transportation services, and CSX paid Ashland approximately $28,000 for certain products and/or services.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Ashland’s code of business conduct, and annual review of director independence, Ashland has long had procedures in place to monitor related person transactions. Upon the recommendation of the G&N Committee, the Board adopted a formal written Related Person Transactions Policy in March 2007 (the “Policy”).

Pursuant to the Policy, the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interest, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to annually identify potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction to determine if it is a transaction with a related person. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a related person transaction. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chairman of the G&N Committee is authorized to make a determination and promptly report such in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Certain transactions have been determined by the Board of Directors to NOT be related person transactions, and therefore fall outside the scope of the Policy, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

a.	compensation to a director or executive officer which is or/will be disclosed in Ashland’s proxy statement;

b.	compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

c.	a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

d.	a transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee, or similar services; and

e.	a transaction in which the related person’s interest arises solely from the ownership of Ashland stock and all shareholders receive the same benefit on a pro rata basis.

Communication with Directors

The Board of Directors has established a process by which shareholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. Nine of Ashland’s then current directors were present at the Annual Meeting held on January 31, 2008.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and P&C Committees of the Board meet in executive session during every Committee meeting. Other Board Committees meet in executive session at the discretion of the Committee members.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified, or express mail to the Corporate Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions must be received no later than September 1, 2009, to be considered by the G&N Committee for inclusion as a director nominee for the 2010 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an Annual Meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•

A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•

A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee; Environmental, Health and Safety Committee; Finance Committee; G&N Committee; and P&C Committee. All Committees are composed entirely of independent directors. During fiscal 2008, ten meetings of the Board were held. Each current director attended at least 75% of the total meetings of the Board and the Committees on which he or she served, except for Mr. Ward who attended 71% of such meetings. Overall attendance at Board and Committee meetings was 90.2%. The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during fiscal 2008.

Meetings and Current Members	Summary of Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2008: 8

The Committee also met 4 times to discuss and review Ashland’s earnings and to approve Ashland’s earnings press releases.

Members:

Roger W. Hale (Chairman)

Bernadine P. Healy

Kathleen Ligocki

Mark C. Rohr

George A. Schaefer, Jr.

•     Oversees Ashland’s financial reporting process

•     Oversees management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting)

•     Oversees performance of Ashland’s internal audit function and independent auditors

•     Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors

•     Reviews Ashland’s legal and regulatory compliance programs

•     Provides direct and open avenue of communication between Ashland’s internal auditors, its independent auditors, its general counsel and the Board of Directors

•     Oversees Ashland’s risk management programs

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE Meetings in fiscal 2008: 2 Members: Kathleen Ligocki (Chairman) Bernadine P. Healy Barry W. Perry Mark C. Rohr John F. Turner

•     Oversees and reviews Ashland’s environmental, health and safety policies, programs and practices

•     Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts

•     Oversees selection of Ashland’s environmental, health and safety compliance advisors

•     Reviews results of environmental, health and safety audits

FINANCE COMMITTEE Meetings in fiscal 2008: 3 Members: Michael J. Ward (Chairman) Roger W. Hale Vada O. Manager George A. Schaefer, Jr. John F. Turner

•     Reviews Ashland’s current and contemplated funding requirements

•     Oversees significant financial issues such as capital structure, dividend action, offerings of debt or equity securities and major borrowings

•     Reviews post audits of major investments

•     Oversees funding and investment policy related to employee benefit plans

•     Monitors and reviews Ashland’s use of derivatives

Meetings and Current Members	Summary of Responsibilities
GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2008: 5 Members: George A. Schaefer, Jr. (Chairman) Bernadine P. Healy Barry W. Perry Theodore M. Solso John F. Turner

•     Recommends nominees for the Board of Directors and its Committees

•     Reviews suggested potential candidates for the Board

•     Recommends desirable size and composition of the Board and its Committees

•     Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation

•     Reviews corporate governance guidelines, corporate charters and proposed amendments to the articles and by-laws of Ashland

•     Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•     Oversees the evaluation of the Board

•     Reviews the process for succession planning for the executive management of Ashland

•     Reviews and makes recommendations to address shareholder proposals

PERSONNEL AND COMPENSATION COMMITTEE Meetings in fiscal 2008: 6 Members: Theodore M. Solso (Chairman) Kathleen Ligocki Vada O. Manager Barry W. Perry Michael J. Ward

•     Approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•     Reviews and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•     Oversees the execution of senior management succession plans

•     Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•     Oversees the design and administration of Ashland’s compensation, benefit and retirement plans

•     Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax liability

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2008 were Theodore M. Solso (Chairman), Kathleen Ligocki, Vada O. Manager, Barry W. Perry and Michael J. Ward. Mannie L. Jackson served as a member of the P&C Committee until his retirement effective May 15, 2008. There were no impermissible interlocks or inside directors on the P&C Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program is designed to reflect the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

•

Programs should create alignment between the interests of the executives and the shareholders by ensuring that compensation opportunity for executives is linked to building shareholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

•

Compensation should generally be targeted at the median of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as general industry.

•	The concept of opportunity is important. We believe individuals should have the opportunity to do well when Ashland does well, and that total compensation should vary in relation to our performance.

•

There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executive’s total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to align the interests of management and shareholders.

This Compensation Discussion and Analysis describes the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	James J. O’Brien, Chairman and Chief Executive Officer

•	Lamar M. Chambers, Senior Vice President and Chief Financial Officer

•	J. Marvin Quin, Former Senior Vice President and Chief Financial Officer*

•	David L. Hausrath, Senior Vice President and General Counsel

•	Samuel J. Mitchell, Vice President and President, Ashland Consumer Markets

•	Frank L. Waters, Vice President and Former President, Ashland Performance Materials and Ashland Water Technologies*

*	Mr. Quin retired effective May 31, 2008. Mr. Waters ceased to be an executive officer of Ashland effective November 13, 2008.

Oversight of Ashland’s Executive Compensation Program

The Personnel & Compensation Committee’s Role

The P&C Committee is composed of independent directors and is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee regularly reviews Ashland’s compensation practices, and when making decisions considers:

•	Ashland’s compensation philosophy;

•	Ashland’s financial and operating performance;

•	Individual performance of executives;

•	Compensation policies and practices for Ashland employees generally; and

•	Practices and executive compensation levels within peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•

Review and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives and, together with other independent Board members, sets the Chief Executive Officer’s annual compensation, including base salary, annual and long-term incentives and equity compensation;

•	Review and approve compensation of all key senior executives and elected corporate officers;

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland;

•

Oversee the implementation and administration of the compensation plans of the Company, including pension, welfare, incentive and equity-based plans, and ensure that these plans are consistent with the Company’s general compensation policies;

•	Oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility; and

•	Oversee the development and execution of Chief Executive Officer and senior management succession plans and report to the Board periodically on such plans.

The P&C Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Vice President, Human Resources and Communications regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•

Information provided by the Human Resources-Global Total Rewards function at Ashland, which acts as a liaison between the P&C Committee and its compensation consultant and collects information and prepares materials for the P&C Committee’s use in compensation decisions; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels within peer and non-peer companies.

Management’s Role

Management plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and the other members of the Executive Committee in certain instances), in consultation with the P&C Committee’s independent executive compensation consultant and the Vice President, Human Resources and Communications develops compensation recommendations for the Committee’s consideration including:

•	business performance targets and objectives;

•	plan design changes based on competitive analysis of executive pay practices;

•	individual performance evaluations;

•	recommendation of base salary and target bonus awards;

•	restricted stock grants;

•	adjustments to annual incentive payments; and

•	adjustments to target long-term incentive grants.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s results.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engages Deloitte Consulting LLP (“Deloitte”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. The assessment consists of reviews of:

•	the competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s peer group for pay and performance comparisons;

•	Ashland’s executive stock ownership guidelines; and

•	Ashland’s executive employment agreements for key executives.

Deloitte’s engagement includes the following on-going work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; updates regarding changes in regulatory and legislative developments; and reviews of the policies, procedures and charter of the P&C Committee to ensure the P&C Committee is compliant with corporate governance requirements.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland consisting of (i) tax services and other tax related services; (ii) merger and acquisition integration consulting services, and (iii) information technology consulting. The P&C Committee believes that, given the nature of these projects, the additional assignments described above did not impair Deloitte’s ability to provide an independent perspective to the P&C Committee’s deliberations about executive compensation.

Factors Considered In Determining Executive Compensation

Competitive Benchmarking

The P&C Committee annually reviews competitive compensation information in order to evaluate if executive pay levels are market competitive and consistent with the Company’s stated compensation philosophy. The competitive compensation information is derived from multiple published survey sources and is based on competitive data for Chemical and general industry companies. In fiscal 2008, competitive pay data was gathered from the following published survey sources:

•

Towers Perrin “custom data cut” (an analysis based on the following fourteen companies in the chemical industry: Air Products and Chemicals, Inc., Chemtura Corporation, Cytec Industries, Inc., Dow Chemical Company, E.I. du Pont de Nemours and Company, Eastman Chemical Company, Ecolab, Inc., Hercules Incorporated, International Flavors & Fragrances, Inc., Nalco Holding Company, PPG Industries, Inc., Rohm and Haas Company, The Scotts Miracle-Gro Company, and W.R. Grace and Co.)

•	Watson Wyatt 2007/2008 Top Management Compensation Calculator

•	2007 U.S. Mercer Executive Compensation Database

Competitive compensation information is comprised of both industry-specific and general industry company data because the Company competes for executive talent among a broad array of companies, both within and outside of the Chemical industry. The competitive data is size-adjusted based on statistical regression analysis that is consistent with the Corporate or Business Unit revenue responsibilities for each executive. For fiscal 2008, at the suggestion of management, the benchmarking scope that was used to develop competitive pay levels for Corporate and Distribution executives was reduced to account for the pass-through nature of Distribution’s business. As a result, pay levels for Corporate and Distribution executives were benchmarked using revenue levels that were less than their actual revenue responsibilities. The P&C Committee’s evaluation of pay levels was based on the adjusted revenue data.

Relative Performance Comparisons

To align Ashland’s Executive Compensation Program with the interests of shareholders and to reinforce the concept of pay for performance, Ashland uses relative performance as compared to a select peer group (“Performance Peer Group”) for determination of awards under its Long-Term Incentive Program described on page [    ] of this analysis. Return on Investment (ROI) and Total Shareholder Return (TSR) performance are the measures compared. Ashland must achieve median performance relative to the Performance Peer Group for eligible executives to earn a target award under the Long-Term Incentive Plan. The Performance Peer Group is a sub-set of the S&P Diversified and Specialty Chemical Indexes. The indexes were adjusted to exclude companies with market capitalizations above $35 billion or below $0.5 billion as of May 2008. Ashland believes that the use of published indexes as the basis for developing the Performance Peer Group ensures a sufficient level of objectivity. The P&C Committee approved the Performance Peer Group in November 2006 and it includes the following companies:

A. Schulman Inc.	Ferro Corporation	OM Group Inc.
Albemarle Corp.	FMC Corp.	PolyOne Corporation
Arch Chemicals	H.B. Fuller Company	PPG Industries Inc.
Cabot Corp.	Hercules Incorporated	Rohm and Haas Co.
Chemtura Corp.	International Flavors & Fragrances	RPM International, Inc.
Cytec Industries Inc.	Lubrizol Corp.	Sensient Technologies Corp.
Eastman Chemical Company	Mineral Technologies Inc.	Sigma-Aldrich
Ecolab Inc.	Olin Corporation	Valspar Corp.

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates the Chief Executive Officer’s performance based on Ashland’s financial performance, the accomplishment of Ashland’s long term strategic objectives, and the accomplishment of annual objectives, and reviews its determination with the other independent members of the Board. The Chief Executive Officer reviews the status of performance against objectives with the Board at mid-year and again after the close of the fiscal year. The Chief Executive Officer’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase.

Individual performance goals for the Chief Executive Officer include the following: (1) financial performance (net income, cash flow, earnings per share and return on investment); (2) operational performance improvements, both overall and at the commercial unit and business unit levels; (3) compliance and responsible care (achievement of a targeted responsibility index and targeted safety goals); (4) operational excellence and process improvement; (5) growth and value creation; and (6) organizational effectiveness.

For fiscal year 2008, employees eligible for incentive compensation participate in an individual performance pool designed to recognize outstanding individual performance. Mr. O’Brien is not eligible to participate in the individual performance pool component of the incentive compensation plan. As a result, the determination of Mr. O’Brien’s 2008 annual incentive payment was based entirely on predetermined financial measures. The annual incentive compensation plan is explained in further detail on page [    ] of this analysis.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of each fiscal year each named executive officer (excluding the Chief Executive Officer) and certain other officers jointly set their annual, individual performance objectives with the Chief Executive Officer. Performance against objectives is reviewed throughout the year on a quarterly basis. At the end of the fiscal year the Chief Executive Officer conducts a final review with each of his direct reports, including each named executive officer. The Chief Executive Officer then submits to the P&C Committee a performance assessment and compensation recommendation for each of the other named executive officers as well as for most other executive officers. The performance evaluations are based on factors such as achievement of Company and individual objectives and contributions to the financial performance of Ashland. Individual performance of the named executive officers is used by the Chief Executive Officer and P&C Committee primarily in consideration of individual, merit determined base salary increases. In addition, individual performance is used in consideration of awards under the individual performance pool of the incentive compensation plan. None of the named executive officers received an individual performance award under this component of the incentive compensation plan in 2008.

Individual performance goals include the achievement of sales, operating income and working capital efficiency objectives compared to targeted goals. They also include specific goals related to: cost reduction, planned expansion into designated markets and geographical areas, organizational effectiveness, operational excellence and process improvement.

Tally Sheets

Compensation tally sheets for Messrs. O’Brien, Quin, and Hausrath were prepared by Deloitte and reviewed most recently by the P&C Committee in January 2008. The P&C Committee primarily uses the tally sheet information as an overview of the Chief Executive Officer’s total compensation including the value of equity holdings, an inventory of stock options and SARs, restricted shares and performance shares, and as an analysis of the realized value of equity awards exercised. In addition, the P&C Committee reviews a summary of severance benefits that would be paid upon termination of Mr. O’Brien’s employment under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by the Company without cause in the absence of a change of control; and voluntary termination. The tally sheets provide the P&C Committee a comprehensive overview of most executive compensation components and serve as background information for future compensation decisions. Based on the review of the tally sheets conducted in January 2008, the P&C Committee concluded that Ashland’s executive compensation program was working as intended and that no significant changes were needed.

Elements of Ashland’s Executive Compensation Program

The compensation program consists of the following elements of pay:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentive Compensation

•	Long-Term Incentive Program (“LTIP”)—Performance Shares/Units

•	Stock Options and Stock Appreciation Rights (“SARs”)

•	Restricted Shares

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Employment/Change in Control Agreements

Pay Mix

Base salary represents a small (less than 20 percent) portion of the Chief Executive Officer’s target compensation and approximately 30 percent of other named executive officers’ target compensation. In fact, on average, at least 70 percent of annual compensation for Ashland’s named executive officers varies each year based primarily upon Ashland’s financial performance. The following charts show the 2008 Total Direct Compensation* mix (based on targeted compensation).

*	Total Direct Compensation represents the sum of base salary + target annual incentive + target long-term incentive. The base salary is the only fixed compensation component. At-risk compensation is equal to the sum of target annual incentive + target long-term incentive.

The components of the Ashland executive total compensation package are generally targeted at the median level of peer and non-peer companies (described under Factors Considered in Determining Executive Compensation), with the exception of the short-term (annual) incentive which is targeted at the top-quartile or 75th percentile of the market. As a result of the higher than median target opportunity for annual incentive, the Board sets appropriately aggressive annual financial performance targets as more fully described under the Annual Incentive Compensation section on page [    ].

Annual Cash Compensation

Annual cash compensation consists of market-competitive base salary and annual incentive compensation. Annual cash compensation for our named executive officers is aligned with the median of the competitive market based on achievement of median financial performance by the Company.

Base Salary

Base salaries are the foundation for the compensation programs provided to named executive officers, as annual incentive payments, long-term incentive grants, and most employee benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries for individuals having similar jobs in similarly-sized companies in the specialty chemical and general industries. Competitive salary ranges are established for executive positions (including each named executive officer) with the midpoint of the salary range representing the approximate median level of base pay in the competitive market for each position.

Ashland believes that base salary is within the range of competitive practice if it is 20% above or below our desired target. The executive compensation review conducted by Deloitte in January 2008 showed that the average base salary of the named executive officers, as a group, was 2% above the 50th percentile.

Base salary increases are a reflection of individual performance and of an individual’s pay relative to the salary range midpoint for his or her position. The merit increase process (merit guideline) that is used for most employees including the named executive officers provides for greater increases to the highest-performing employees, up to a maximum of 120% of the salary range midpoint. The merit guideline also provides for greater increases to employees who are below their salary range midpoint and are meeting acceptable performance levels. For 2008 the merit guideline provided for increases between 0% and 9.5%, depending on an individual’s performance and their position relative to the salary range midpoint for their job.

The Chief Executive Officer uses the merit guideline as the basis for his salary increase recommendations for named executive officers (excluding himself) and other corporate officers. The Chief Executive Officer has the discretion to adjust merit increase recommendations from the guideline suggested amount based upon such factors as internal equity and individual performance. The P&C Committee reviews the market data provided by Deloitte and the individual performance evaluations and merit increase recommendations submitted by the Chief Executive Officer and approves salary increases for the named executive officers and other corporate officers.

After reviewing the merit guideline, the competitive market data and the Chief Executive Officer’s individual performance relative to pre-established objectives (including a review of the Chief Executive Officer’s self assessment), the P&C Committee, in executive session without management present, develops a recommended salary increase for the Chief Executive Officer. Final compensation actions for the Chief Executive Officer are approved by the independent Board members. Base salary increases for most salaried employees including the named executive officers are typically effective the first pay period in April.

The base salary increases awarded in fiscal 2008 to the Chief Executive Officer and the other named executive officers were based upon the competitive pay analysis conducted by Deloitte in 2007 and the individual performance objectives established for fiscal year 2007. Mr. O’Brien’s base salary was determined to be below 100% of his competitive salary range midpoint. Mr. O’Brien’s primary performance objectives for 2007 included:

•	Achieve certain financial goals including budgeted net income, ROI, earnings per share and cash flow performance targets;

•	Complete thorough review of acquisition opportunities within the chemical industry, which have a strategic fit and are beneficial to shareholders.

After consideration the P&C Committee rated Mr. O’Brien’s performance exceeds expectations under Ashland’s performance management system. The P&C Committee used the salary increase guideline to establish a recommended salary increase for Mr. O’Brien. The combination of Mr. O’Brien’s performance evaluation with his pay level relative to the established salary range midpoint, resulted in a guideline recommended increase of approximately 3.5% and an actual base salary increase of $38,000. Using the same methodology, the approximate recommended base salary increases for all other named executive officers were as follows: Mr. Quin (0.0%), Mr. Chambers* (2.0%), Mr. Hausrath (4.5%), Mr. Mitchell (2.5%) and Mr. Waters (4.0%).

*	Mr. Chambers was subsequently promoted to the position of Senior Vice President and Chief Financial Officer on June 1, 2008 as a result of Mr. Quin’s retirement. Mr. Chamber’s base salary was increased from $302,500 to $375,000 as a result of that promotion.

Annual Incentive Compensation

The annual cash incentive is designed to compensate executives for the achievement of annual, primarily short-term performance goals. The named executive officers and approximately 120 additional senior employees participated in the 2008 incentive compensation plan. The plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of Company-wide or business unit performance targets. Mr. O’Brien’s target annual incentive opportunity is 120% of his base salary. The target annual incentive opportunity for each of the other named executive officers is 90% of their base salary. The target annual incentive opportunity is higher for the Chief Executive Officer relative to the other named executive officers based upon market competitive data.

In November 2007, the P&C Committee reviewed and approved measures and target performance levels for the 2008 incentive compensation. The 2008 performance measures used were Operating Income and “Working Capital Efficiency.”* The working capital efficiency measurement focused on three key cash flow drivers, accounts receivable, inventory and accounts payable, and is measured on a percentage of sales basis. This measurement was chosen because working capital efficiency, like Operating Income, is a critical measure of Ashland’s value. The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. It also believes that these objectives represent measures that are important to our shareholders. The weighting and business unit focus of the measures for each named executive officer is as follows:

Messrs. O’Brien,	60% weight on Ashland’s Operating Income performance
Chambers, Quin and Hausrath	40% weight on Ashland’s “Working Capital Efficiency” performance

Mr. Mitchell	30% weight on Ashland’s Operating Income performance
30% weight on Ashland Consumer Markets’ Operating Income performance
40% weight on Ashland Consumer Markets’ “Working Capital Efficiency” performance

Mr. Waters	30% weight on Ashland’s Operating Income performance
15% weight on Ashland Performance Materials’ Operating Income performance
15% weight on Ashland Water Technologies’ Operating Income performance
20% weight on Ashland Performance Materials’ “Working Capital Efficiency” performance
20% weight on Ashland Water Technologies’ “Working Capital Efficiency” performance

*	“Working Capital Efficiency” is defined as (accounts receivable + inventory – accounts payable)/ sales measured on a thirteen month average basis.

For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. The target annual incentive opportunity for each of the named executive officers is positioned at approximately the 75th percentile relative to market comparators to drive financial performance that approximates the top quartile relative to our peers. To validate that the performance targets under the annual incentive plan are sufficiently difficult, the P&C Committee compared Ashland’s 2008 performance targets to the actual fiscal 2007 results, the fiscal 2008 budget and the fiscal 2008 forecasts, to assess the rigors of the goals. Based on this review, the P&C Committee confirmed that the Company’s annual cash incentive targets required high levels of earnings growth relative to the peers. This was further substantiated by an assessment of Ashland’s projected return on investment compared to the historical performance of the peer companies. As a result, the P&C Committee believed that the 75th percentile annual incentive opportunities were commensurate with the performance required to achieve those target incentive payouts. The percentage of target award earned at each established performance level is as follows:

Performance Level	Percent of Target Award Earned	Operating Income Average Performance at Level as a Percent of Target Performance	Working Capital Efficiency Average Performance at Level as a Percent of Target Performance
Hurdle	20%	63%	70%
Median	80%	90%	93%
Target	100%	100%	100%
Maximum	150%	120%	120%

Consistent with past practice and based on a core set of principles and criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which 2008 incentives were determined to account for the effect of certain items. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. For 2008, the P&C Committee adjusted operating income for certain gains on sales of assets, the impact of the cumulative effect of changes in accounting methodology, certain restructuring, the impact of fluctuations in foreign currencies and other special items. On an adjusted basis, actual operating income performance for 2008 relative to target was as follows:

Operating Income Performance and Incentive Compensation Scores

FY2008—Adjusted Actual

($, Thousands)

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (150% Payout)	2008 Adjusted Operating Income	Operating Income Component Percent of Target Award Earned
Performance Materials	$64,000	$105,784	$121,652	$65,721	23.3%
Distribution	$39,000	$72,000	$82,800	$60,399	69.8%
Valvoline	$62,789	$89,698	$112,123	$89,714	100.0%
Water Technologies	$27,950	$39,929	$47,915	$14,046	0.0%
Ashland Inc.	$177,363	$282,435	$339,513	$222,574	55.5%

On an adjusted basis, actual working capital efficiency performance for 2008 relative to target was as follows:

Working Capital Efficiency (WCE) Performance and Incentive Compensation Scores

FY2008—Adjusted Actual

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (150% Payout)	2008 Adjusted WCE	WCE Component Percent of Target Award Earned
Performance Materials	10.2%	9.8%	9.5%	11.7%	0.0%
Distribution	14.5%	14.3%	14.1%	14.0%	150.0%
Valvoline	16.2%	15.7%	15.4%	15.1%	150.0%
Water Technologies	17.9%	17.6%	17.4%	20.9%	0.0%
Ashland Inc.	14.4%	14.1%	13.9%	14.5%	0.0%

Based on these results the annual incentives earned for fiscal 2008 performance were as follows:

Executive	Annual Incentive Target as a Percentage of Base Salary	Target 2008 Annual Incentive	Percent of Target Annual Incentive Earned	Actual 2008 Annual Incentive Paid
Mr. O’Brien	120%	$1,337,400	33.3%	$445,355
Mr. Chambers	79%	$254,530	33.3%	$84,760
Mr. Quin	90%	$473,850	25.0%	$118,345
Mr. Hausrath	90%	$412,650	33.3%	$137,413
Mr. Mitchell	90%	$305,550	106.7%	$326,022
Mr. Waters	90%	$320,850	20.2%	$64,812

At approximately 33% of target award earned, Mr. O’Brien’s fiscal 2008 annual incentive is below competitive median, based on Ashland’s fiscal 2008 performance.

Long-Term Incentive Compensation

Ashland’s long-term incentive compensation is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term plan are different than those used in the annual incentive program. This is an intentional design element. The P&C Committee believes that shareholders interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive compensation is comprised primarily of two elements: performance shares (“LTIP”) and stock appreciation rights (“SARs”). Restricted Stock is also a component of long-term compensation, but it is granted on a very selective basis, rather than annually.

An overall long-term incentive target is established by position. The long-term incentive targets for each of the named executive officers are positioned between the 50th and 75th percentiles of competitive practice. The target long-term incentive opportunity is expressed as a percentage of base salary or salary grade midpoint. Mr. O’Brien’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated executives. The total long-term incentive targets for Ashland’s named executive officers for 2008 are as follows:

Named Executive Officer	Total Long-Term Incentive Target as a % of Salary
Mr. O’Brien	400%
Messrs. Hausrath and Quin	175%
Messrs. Mitchell and Waters	135%
Mr. Chambers	90%

The above chart represents target guidelines. These guidelines may be adjusted either upward or downward due to other factors as determined by the P&C Committee.

The total long-term incentive award opportunity is granted through a combination of performance shares and SARs. The P&C Committee has the discretion to vary grant levels based upon internal equity comparisons and individual performance.

Annual SAR and performance share grants are typically made concurrent with the date of the annual November P&C Committee meeting. Ashland’s process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

Long-Term Incentive Program (“LTIP”)—Performance Shares/Units

The performance share/unit program for certain key employees is a long-term incentive tied to Ashland’s overall financial performance relative to the financial performance of the Performance Peer Group. It is designed to encourage and reward executives for achieving longer-term financial performance that meets or exceeds the relative financial performance of peers. The P&C Committee and management believe that the focus on relative performance encourages management to make decisions that create shareholder value.

Awards under the LTIP are granted annually, with each award covering a three-year performance cycle. The number of performance shares awarded is based on a targeted percentage of the employee’s base salary or salary grade midpoint and valued by the average of the closing prices of Ashland Common Stock for the last ten business days of the prior fiscal year. Awards under the LTIP are not adjusted as a result of quarterly cash dividends paid to Ashland shareholders. The LTIP performance shares granted for the 2006-2008 period were adjusted as a result of the special $10.20 dividend that was paid on October 25, 2006 to shareholders of record on October 10, 2006. Adjustments were made to maintain the intrinsic value of the performance shares. The number of performance shares was increased by a factor of 1.18. These adjustments did not result in an increase in the fair value of outstanding grants or any adjustment to expense recognition.

The following calculation showing how Mr. O’Brien’s target 2008 – 2010 LTIP grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2007:		$1,076,500
x	LTIP target as a percent of salary:	200%

=	Target 2008–2010 LTIP value:	$2,153,000

Target 2008–2010 grant: $2,153,000/$61.32* = 35,111 performance shares

*	average of closing prices of Ashland Common Stock for the 10 business days ended September 28, 2007.

Actual grants under the 2008–2010 LTIP for Ashland named executive officers were as follows:

Named Executive Officer	LTIP Target as a % of Salary	Number of Performance Shares Granted
Mr. O’Brien	200%	35,111
Mr. Chambers	50%	2,418
Mr. Quin*	80%	6,869
Mr. Hausrath	70%	5,006
Mr. Mitchell	70%	3,779
Mr. Waters	70%	3,910

*	Mr. Quin will only be entitled to a prorated payment based on actual performance due to his retirement on May 31, 2008.

In November 2007, the P&C Committee reviewed and approved measures and target performance levels for the 2008–2010 LTIP. For all participants including the named executive officers, the performance measures are Ashland’s return on investment (ROI) and Ashland’s total shareholder return (TSR) performance as compared to the Performance Peer Group over the three-year cycle. In choosing these measures the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. ROI and TSR are believed to represent an appropriate balance to the shorter-term earnings and working capital efficiency measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for our shareholders. ROI is a measurement of the effective use of capital. TSR is a measurement of shareholder value creation, and is defined as the change in Ashland’s stock price plus aggregate dividend payments over the performance period divided by the stock price at the beginning of the performance period.

Each of the performance measures in the LTIP is weighted equally and evaluated separately. The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. For the 2008–2010 LTIP the hurdle was set at the 35th percentile. If Ashland’s performance is below the 35th percentile, no award is earned. To earn the target award, Ashland’s performance must be at the 50th percentile (median) relative to the peers. The performance maximum represents a level of performance that is at the 90th percentile or above, relative to the Performance Peer Group. If the maximum performance is achieved for both relative TSR and ROI, the award earned is 200% of the award opportunity at target. The following chart illustrates these award levels and the corresponding relative performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

Stock Options and Stock Appreciation Rights (“SARs”)

Ashland’s employee stock option and SARs program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. The methodology for determining the number of SARs to be awarded utilizes a variable approach based on a target value determined as a percentage of an individual’s actual base salary or salary grade midpoint. The actual number of SARs granted is then determined by taking the target value for each participant and dividing by the value of the average of the closing prices of Ashland Common Stock for the last ten business days of the prior fiscal year as determined by the Black-Scholes method.

The following calculation showing how Mr. O’Brien’s target 2008 SAR grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2007:		$1,076,500
x	Target SAR value as a percent of salary:	200%

=	Target 2008 SAR value:	$2,153,000

Target SAR grant: $2,153,000/$20.44* = 105,000 SARs

*	Black-Scholes value of average of closing prices of Ashland Common Stock for the 10 business days ended September 28, 2007.

Actual grants for 2008 for Ashland named executive officers were as follows:

Named Executive Officer	SARs Target as a % of Salary	Number of SARs Granted
Mr. O’Brien	200%	105,000
Mr. Chambers	40%	5,500
Mr. Quin	95%	24,000
Mr. Hausrath	105%	22,000
Mr. Mitchell	65%	10,500
Mr. Waters	65%	10,500

All SARs are granted with an exercise price equal to the closing price of Ashland Common Stock on the New York Stock Exchange Composite Tape on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the 1st anniversary of the grant date; an additional 25% vest on the 2nd anniversary of the grant date; and the final 25% vest on the 3rd anniversary of the grant date.

Restricted Shares

The P&C Committee may award restricted shares of Ashland Common Stock to key employees. A restricted share award is intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Unvested restricted shares that have been deferred to the Ashland Deferred Compensation Plan will receive hypothetical dividends in the form of additional units of restricted stock. Executives who have been awarded unvested restricted shares of Ashland Common Stock receive quarterly dividend payments in the form of cash compensation.

The P&C Committee awarded 9,000 restricted shares to Mr. Chambers in May 2008. The shares vest 100% after four years without restriction. The award was made based upon a recommendation made by Mr. O’Brien to the P&C Committee regarding the importance of retaining Mr. Chambers in his capacity as Chief Financial Officer beyond fiscal 2008. No other named executive officer received a restricted stock grant in 2008.

Stock Ownership Guidelines

Equity compensation encourages our executives to have a shareholder’s perspective in managing our Company. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the Company’s stock ownership requirements if they are eligible to participate in Ashland’s LTIP plan. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland Common Stock ownership identified by the P&C Committee. The current ownership guidelines are the lesser of the following two metrics:

	Dollar Value of Ashland Common Stock	or	Number of Shares of Ashland Common Stock
Mr. O’Brien	5x salary		125,000
Messrs. Chambers and Hausrath	3x salary		30,000
Messrs. Mitchell and Waters	3x salary		25,000
Range for other LTIP participants	1-2x salary		3,500-13,000

Ashland Common Stock ownership includes the following: shares held in the Company’s Employee Savings Plan and LESOP; equivalent shares held in the non-qualified Deferred Compensation Plan; unvested restricted stock that will vest within five years of the ownership guideline date; and shares held by employees outside of the Company plans.

The P&C Committee reviews progress towards achieving the ownership guidelines for the covered employees on an annual basis. Based upon the 2008 review, all of the named executive officers had achieved their stock ownership requirements.

Any executive officer, who acquires Ashland stock by exercising options or SARs granted after February 2005, must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be an executive officer of Ashland.

Retirement Benefits

The named executive officers participate in the same qualified and nonqualified retirement plans that are offered to the majority of Ashland’s qualifying U.S. employees. These plans are the Ashland Inc. and Affiliates Pension Plan (“Pension Plan”), the Ashland Inc. Employee Savings Plan, the Ashland Inc. Nonqualified Excess Benefit Pension (“Excess Plan”), the Ashland Inc. Supplemental Early Retirement Plan (“SERP”) and Ashland Inc. Deferred Compensation Plan for Employees (“Employees’ Deferral Plan”). The Pension Plan, Excess Plan and the SERP are described under the Pension Benefits table in this proxy statement and the Employees’ Deferral Plan is described under the Nonqualified Deferred Compensation table in this proxy statement.

Financial security in retirement is an important aspect of every employee’s compensation and this holds true for the named executive officers as well. The combination of tax qualified and non-qualified retirement plans is designed to assist the named executive officers in building savings for retirement over the term of their employment.

The Pension Plan and the Savings Plan (which is a 401(k) plan) are tax qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S. based employees. The benefits are funded through trusts and are separate from the assets of the Company and by law are protected from the Company’s creditors. The Pension Plan provides a foundation for retirement security. Each named executive officer may build upon this foundation with his or her own savings and Company matching contributions through the Savings Plan.

The benefits that may be provided under these plans are limited by the Internal Revenue Code. Therefore, these plans standing alone cannot provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, the Company also offers the named executive officers non-qualified retirement plans that complement each other and the tax qualified plans.

The Excess Plan is coordinated with the Pension Plan to provide the part of the pension benefit that would have been paid through the Pension Plan but for the limitations on the permissible benefit under the Pension Plan. The Pension Plan does not include named executive officers’ variable compensation in its formula, so the SERP benefit is calculated using base compensation and incentive compensation. To avoid duplicative payments, the SERP benefit is reduced by the benefits from the Pension Plan and the Excess Plan.

The named executive officer’s contributions to the Savings Plan are also limited by law, which means their potential Company matching contributions are also limited. The Company match that could not be made to the

Savings Plan will be paid to the named executive officers (as well as any affected employee) as additional compensation. The Employee’s Deferral Plan allows the named executive officers to annually make a separate election to contribute to it so that the named executive officers can save more using their own pay than they are allowed to save in the Savings Plan.

Health and Welfare Benefits

The health of all employees is important to the Company as is the need to provide for financial security to the families of employees who may become ill, or disabled, or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active United States workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

Perquisites do not comprise a major element of Ashland’s executive compensation program. The perquisites Ashland provides to the named executive officers and other selected executives may include the following as part of a comprehensive executive compensation package:

1.	Financial Planning (including tax preparation);
2.	Limited personal use of Company aircraft (at the discretion of the Chief Executive Officer);
3.	Home security systems installation and monitoring.

Mr. O’Brien participated in all of the above perquisite programs. The other named executive officers participated in some, but not all of the above perquisite programs.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices. Details about the named executive officer’s perquisites, including the cost to the Company in fiscal 2008, are available in the Summary Compensation Table under the “All Other Compensation” column, with accompanying footnote and narrative.

Employment/Change in Control Agreements

Each of our named executive officers has an Employment Agreement that sets forth the economic consequences and entitlements under the following events:

•	termination without cause in the absence of a change in control; and

•	termination without cause or for good reason after a change in control.

The primary purpose of these protections in the context of a possible change in control is to align executive and shareholder interests by enabling the executives to assess possible corporate transactions without regard to the affect such transactions could have on their employment. The primary purpose of the agreement in the context of a termination without cause is to facilitate the executive’s transition to a new like position, recognizing that such positions are not widely available in the marketplace. Finally, these agreements are also incentives for the executive talent to remain employed with Ashland.

A detailed description of these agreements is included in the Potential Payments upon Termination or Change in Control section of this proxy statement.

In 2008, the P&C Committee engaged Deloitte to review the agreements to assess the reasonableness of the benefits and provisions relative to average industry practices. Based on Deloitte’s assessment, the P&C Committee decided to take action to amend the prior agreements and replace them with an agreement that only provides payments for a termination after a change in control. The new agreements will be effective December 31, 2008 and the named executive officers will then be covered under Ashland’s revised severance pay plan for covered terminations that occur in the absence of a change in control.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of its compensation. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $300,000 of named executive officer compensation paid in 2008 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of: (1) awarding compensation that may be nondeductible against (2) contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefit of awarding nondeductible compensation exceeds the benefit of awarding deductible compensation that is subject to contingencies derived from the tax laws instead of sound business discretion.

In addition, Ashland considers various other tax rules governing named executive officer compensation, including (but not limited to) tax rules relating to fringe benefits, qualified and non-qualified deferred compensation, and compensation triggered by a change in control.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages [    ] through [    ] of this proxy statement and discussed that Analysis with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2008 and the Company’s proxy statement for its 2009 Annual Meeting of Shareholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION

COMMITTEE

Theodore M. Solso, Chairman

Kathleen Ligocki

Vada O. Manager

Barry W. Perry

Michael J. Ward

Summary Compensation Table

The following table is a summary of compensation information for each of the last two fiscal years, the most recent of which ended September 30, 2008, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of September 30, 2008. In addition, information is provided for Ashland’s former Chief Financial Officer who retired during fiscal year 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	2008	1,110,925	0	1,142,774	1,585,670	445,355	0	103,457	4,388,181
Chairman of the Board and CEO	2007	1,062,045	0	1,457,124	1,751,064	890,051	1,323,986	128,211	6,612,481

L. M. Chambers (1)	2008	320,476	0	65,591	87,795	84,760	0	17,533	576,155
Senior Vice President and CFO

J. M. Quin (1)	2008	426,822	0	199,907	694,424	118,345	340,225	37,385	1,817,108
Former Senior Vice President and CFO	2007	519,064	0	291,330	449,881	326,483	159,176	42,915	1,788,849

D. L. Hausrath	2008	446,199	0	323,380	371,192	137,413	0	39,331	1,317,515
Senior Vice President and General Counsel	2007	421,437	0	372,421	390,263	271,914	59,055	33,023	1,548,113

S. J. Mitchell	2008	333,777	0	185,281	172,445	326,022	53,119	30,360	1,101,004
Vice President and President of Ashland Consumer Markets	2007	325,574	0	200,412	191,855	347,650	105,060	31,904	1,202,455

F. L. Waters (1)	2008	354,331	0	222,788	190,396	64,812	0	32,959	865,286
Vice President and Former President of Ashland Performance Materials and Ashland Water Technologies	2007	337,054	0	174,240	209,807	162,140	156,100	29,321	1,068,662

(1)	Mr. Quin retired on May 31, 2008. Mr. Chambers was elected Senior Vice President and CFO effective June 1, 2008. Effective November 13, 2008, Mr. Waters ceased to be an executive officer of Ashland and his active employment will end on December 31, 2008. Mr. Waters will receive salary continuation for two years (through December 31, 2010) and other benefits pursuant to his employment agreement, which are described in the Potential Payments upon Termination or Change in Control section in this proxy statement.

(2)	This column (e) shows the dollar amount recognized as an expense in fiscal year 2008 for financial reporting purposes measured in accordance with FAS 123R for (i) outstanding unvested restricted stock granted in fiscal 2008 or previous years and (ii) performance share unit awards (LTIP grants) granted in fiscal 2008 or previous years. For restricted stock, the grant date fair value is calculated using the closing price of Ashland Common Stock on the date of grant.

For LTIP grants, the accrual for performance share units was based on a combined valuation of the original grant date and an updated estimate of the likely performance achievement for expense purposes under FAS 123R. Any amounts actually paid are dependent on Ashland and peer performance achievements within the award’s applicable time period, which at this point are substantially uncertain. The LTIP is more particularly described in the Compensation Discussion and Analysis and under the Grants of Plan-Based Awards table in this proxy statement.

(3)	This column (f) shows the dollar amount recognized as an expense in fiscal year 2008 for financial reporting purposes under FAS 123R for unvested SARs granted. Pursuant to SEC rules, these dollar amounts disregard the estimate of forfeitures related to service based vesting conditions. The amount for Mr. Quin includes the accelerated vesting of 48,782 SARs effective upon his retirement. The grant date fair value is calculated using the Black-Scholes valuation model and various stock price assumptions as further described in Note M to the Notes to Consolidated Financial Statements in Ashland’s 2008 Form 10-K.

(4)	This column (g) identifies the amounts paid in November 2008 for annual incentive awards established in early fiscal 2008 under Ashland’s annual incentive plan. The annual incentive is described in the Compensation Discussion and Analysis and under the Grants of Plan-Based Awards table in this proxy statement.

(5)	Ashland’s nonqualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, the amounts in column (h) represent only the one year change between September 30, 2007 and September 30, 2008 in the present value of accrued benefits under three plans, a qualified defined benefit plan and two nonqualified defined benefit plans. This corresponds to the plans’ measurement date used for financial reporting purposes. However, the change in Mr. Quin’s present value of pension benefits is the difference between the values at September 30, 2007 and May 31, 2008, the date his employment ended and his benefit accruals ceased. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement. The named executive officers for whom the amount in this column (h) is zero had decreases to their total pension values as follows: Mr. O’Brien ($1,044,502); Mr. Chambers ($242,455); Mr. Hausrath ($302,630); and Mr. Waters ($81,667).

The present values at September 30, 2007 and September 30, 2008 (May 31, 2008 in the case of Mr. Quin) were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(6)	Amounts reported in this column (i) for fiscal year 2008 are composed of the following items:

	J. J. O’Brien	L. M. Chambers	J. M. Quin	D. L. Hausrath	S. J. Mitchell	F. L. Waters
Employee Savings Plan Match (a)	$11,347	$12,436	$12,650	$11,288	$12,650	$10,879
Supplemental Employee Savings Plan Match (b)	47,316	4,035	10,156	12,312	5,708	8,249
Life Insurance Premiums (c)	2,919	969	2,043	1,678	530	550
Tax Reimbursements (d)	15,301	93	0	93	180	0
Other (e)	26,574	0	12,536	13,960	11,292	13,281

Total	$103,457	$17,533	$37,385	$39,331	$30,360	$32,959

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Employee Savings Plan.

(b)	The amounts in this row represent payments by Ashland for the named executive officers that would have been made as matching contributions to the Employee Savings Plan, but for the limitations placed on such contributions under the Internal Revenue Code.

(c)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(d)	The amounts in this row represent the value of reimbursed taxes owed by the named executive officer and received from Ashland.

(e)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any personal use of Company aircraft, tax and financial planning services, and installation and monitoring of home security systems, none of which exceeded $25,000 as a category for any named executive officer.

Executive Employment Agreements

Each named executive officer has an employment agreement that provides for certain severance benefits and additional benefits in the event of a change in control. Those agreements are described in the Potential Payments upon Termination or Change in Control section in this proxy statement.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual and long term incentive awards, SARs and restricted stock granted during fiscal 2008 to each of the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. J. O’Brien	11/14/07	267,480	1,337,400	2,006,100
	11/14/07				8,778	35,111	70,222				1,872,470
	11/14/07								105,000	53.33	1,325,100

L. M. Chambers	11/14/07	50,906	254,531	381,797
	11/14/07				605	2,418	4,836				128,952
	11/14/07								5,500	53.33	69,410
	05/14/08							9,000			520,200

J. M. Quin	11/14/07	94,770	473,850	710,775
	11/14/07				1,717	6,869	13,738				366,324
	11/14/07								24,000	53.33	361,920

D. L. Hausrath	11/14/07	82,530	412,650	618,975
	11/14/07				1,252	5,006	10,012				266,970
	11/14/07								22,000	53.33	277,640

S. J. Mitchell	11/14/07	61,110	305,550	458,325
	11/14/07				945	3,779	7,558				201,534
	11/14/07								10,500	53.33	132,510

F. L. Waters	11/14/07	64,170	320,850	481,275
	11/14/07				978	3,910	7,820				208,520
	11/14/07								10,500	53.33	132,510

(1)	The dollar amounts in these columns represent the potential annual incentive amounts established in early fiscal 2008 under the 2006 Ashland Inc. Incentive Plan (“Ashland Incentive Plan”) for performance during fiscal 2008. The actual dollar amounts earned were determined and paid in November 2008. Mr. Quin was entitled to a pro-rata amount based on his retirement date of May 31, 2008. These dollar amounts are included in column (g) in the fiscal 2008 row of the Summary Compensation Table.

(2)	The amounts in these columns represent LTIP grants for the 2008-2010 performance period under the Ashland Incentive Plan. Mr. Quin will be entitled to a pro-rata amount based on his retirement date of May 31, 2008. Payments, if any, under this award will be made in shares of Ashland Common Stock on a one for one basis at the end of the three year performance period.

(3)	On May 14, 2008, Mr. Chambers received a grant of 9,000 shares of restricted Ashland Common Stock pursuant to the Ashland Incentive Plan. The grant will vest in four years, on May 14, 2012.

(4)	All the awards identified in column (j) are for SARs granted under the Ashland Incentive Plan. The vesting for Mr. Quin’s SARs was accelerated to May 31, 2008. All SARs were granted at an exercise price of $53.33 per SAR, the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 14, 2007, the grant date.

(5)

The dollar amounts in column (l) are calculated in accordance with FAS 123R and assume (i) payment of LTIP awards at target multiplied by the closing price of Ashland Common Stock of $53.33 as reported on the New York Stock Exchange Composite Tape on November 14, 2007, the grant date; (ii) valuation of all SARs using the Black-Scholes valuation model ($12.62 per SAR) for all named executive officers except

Mr. Quin ($15.08 per SAR); and (iii) the grant date fair value for restricted stock awards is calculated using the closing price of Ashland Common Stock of $57.80 as reported on the New York Stock Exchange Composite Tape on May 14, 2008, the grant date. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2008, see Note N to the Notes to Consolidated Financial Statements in Ashland’s 2008 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business sectors. Awards for other executives and employees are based upon the performance of Ashland’s wholly-owned divisions. Awards for division employees are based primarily on division performance.

For fiscal 2008, the objectives were set with respect to consolidated and commercial unit cash generation and consolidated and commercial unit operating income. The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2008 performance goals as well as other aspects of this program.

Long-Term Incentive Program

The LTIP is available to certain key employees. It is a long-term incentive tied to Ashland’s performance versus the performance of Ashland’s peer group of companies. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of performance units awarded is based on the employee’s salary and salary band. Target grants under the program range from 20% to 200% of an employee’s base salary. The Compensation Discussion and Analysis section in this proxy statement discusses the performance goals for outstanding LTIP awards.

Stock Appreciation Rights, Stock Options and Restricted Stock

Ashland’s employee stock option and SARs program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options or SARs to be granted annually to key employees, a target number of shares for each employee grade level is established. All stock options and SARs granted to the named executive officers are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of stock options and SARs occurs over a period of three years, as more fully described in footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the chart in the Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP section in this proxy statement. Stock options and SARs are not re-valued if the stock price declines below the grant price.

In addition, the P&C Committee may award restricted shares of Ashland Common Stock and/or restricted share equivalents to key employees. Restricted share awards are intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividends are paid on the restricted shares and the employee to whom the restricted shares were granted receives those dividends. For vesting periods applicable to restricted Ashland Common Stock granted to named executive officers, see footnote (3) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the chart in the Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP section in this proxy statement.

These programs are described in more detail in the Compensation Discussion and Analysis section in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End (1)

The following table sets forth certain information regarding options, SARs, restricted stock and LTIP performance units held by each of the named executive officers at September 30, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
			(#)	($)			(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
J. J. O’Brien	0 55,000 152,744 213,765	105,000 55,000 0 0	0 0 0 0	53.33 65.78 49.79 38.47	12/14/17 12/15/16 10/15/15 10/16/14
							10,100	295,323
									72,847	2,155,542

L. M. Chambers	0 3,100 8,812 10,687 3,562 10,687 7,124 28,502	5,500 3,100 0 0 0 0 0 0	0 0 0 0 0 0 0 0	53.33 65.78 49.79 38.47 23.87 19.75 25.54 25.71	12/14/17 12/15/16 10/15/15 10/16/14 10/18/13 10/19/12 10/20/11 10/16/09
							13,739	401,723
									5,091	150,643

J. M. Quin	24,000 29,000 41,123 49,878 28,502 32,064	0 0 0 0 0 0	0 0 0 0 0 0	53.33 65.78 49.79 38.47 23.87 19.75	12/14/17 12/15/16 10/15/15 10/16/14 10/18/13 10/19/12
							2,708	79,180
									5,769	170,704

D. L. Hausrath	0 12,600 41,123 35,627	22,200 12,600 0 0	0 0 0 0	53.33 65.78 49.79 38.47	12/14/17 12/15/16 10/15/15 10/16/14
							10,129 3,784	296,180 150,868
									10,309	305,044

S. J. Mitchell	0 6,150 17,624 21,375 9,375 10,000	10,500 6,150 0 0 0 0	0 0 0 0 0 0	53.33 65.78 49.79 38.47 23.87 32.28	12/14/17 12/15/16 10/15/15 10/16/14 10/18/13 02/29/12
							7,078	206,949
									7,962	235,596

F. L. Waters	0 6,150 23,499 21,375 10,688 18,525	10,500 6,150 0 0 0 0	0 0 0 0 0 0	53.33 65.78 49.79 38.47 23.87 32.28	1/30/2011 1/30/2011 1/30/2011 1/30/2011 1/30/2011 1/30/2011	(5) (5) (5) (5) (5) (5)
							7,078	206,949
									8,093	239,472

(1)	As a result of the closing of the Marathon Ashland Petroleum (MAP) transaction between Ashland and Marathon Oil Company on June 30, 2005, Ashland shareholders received a 0.2364 share of Marathon Common Stock for each share of Ashland Common Stock they held at close of business that day. Ashland adjusted the terms of all vested and unvested options and SARs outstanding on June 30, 2005, to maintain their intrinsic value.

Ashland paid a special dividend on October 25, 2006, in the amount of $10.20 per share, to shareholders of record on October 10, 2006. Ashland adjusted the terms of all vested and unvested options and SARs outstanding on October 10, 2006, to maintain their intrinsic value.

(2)	The numbers in column (c) relate to SARs, which vest over a three year period measured from the date of grant. Fifty percent vests after the first year and 25% vests in each of the remaining two years.

(3)	Except for Messrs. O’Brien and Quin, the numbers in column (g) and the dollar values in column (h) relate to the best available estimate for the payment of the LTIP for the 2006-2008 performance period (which is payable in cash) and unvested shares of restricted Ashland Common Stock. Messrs. O’Brien and Quin did not have any unvested shares of restricted Ashland Common Stock; therefore, the amounts reported in columns (g) and (h) for them relate solely to the LTIP for the 2006-2008 performance period, for which Mr. Quin receives a pro-rated portion. The numbers in column (g) for Messrs. Chambers, Hausrath, Mitchell and Waters that relate to the LTIP for the 2006-2008 performance period are, respectively, 1,139, 2,129, 1,678, and 1,678. This LTIP was earned by the end of fiscal 2008, but is subject to forfeiture if the executive is not an employee on the date it is paid, which is typically in February of the following calendar year. Pursuant to the terms of his employment agreement, Mr. Waters will receive payment for the 2006-2008 LTIP, even though his active employment will end December 31, 2008. Mr. Chambers received a grant of restricted stock on July 17, 2002 that will complete its final 30% vesting on July 17, 2009. Mr. Chambers’ numbers reflect 3,600 shares of restricted Ashland Common Stock related to this grant. In addition, Mr. Chambers also received a grant of 9,000 shares of restricted stock on May 14, 2008 that will vest 100% on May 14, 2012, and is reflected in this column. Messrs. Mitchell and Waters received grants of restricted stock on July 17, 2002 that will complete their final 30% vesting on July 17, 2009. Messrs. Mitchell’s and Waters’ numbers reflect 5,400 shares of restricted Ashland Common Stock. Mr. Hausrath received a restricted stock grant on January 29, 2004 that will complete its final 40% vesting on January 29, 2009. Mr. Hausrath’s numbers reflect 8,000 shares of restricted Ashland Common Stock and 3,784 shares of restricted Marathon Common Stock received pursuant to the MAP transaction. The dollar values in column (h) are calculated using the closing price of Ashland Common Stock of $29.24 (and Marathon Common Stock of $39.87 as applicable) as reported on the New York Stock Exchange Composite Tape on September 30, 2008.

(4)	The numbers in column (i) represent the estimated units granted through September 30, 2008 under the LTIP. The estimated number is computed assuming that the target performance goals are achieved and Mr. Quin’s is prorated. The dollar amounts in column (j) correspond to the units identified in column (i). The dollar value is computed by converting the units to shares of Ashland Common Stock on a one for one basis. The number of shares is then multiplied by the average ten day closing price prior to September 30, 2008 of Ashland Common Stock ($29.59) as reported on the New York Stock Exchange Composite Tape. Payment, if any, under LTIP awards will be in Ashland Common Stock for the 2007-2009 and the 2008-2010 performance periods.

(5)	At the time of the grant, the SARs for Mr. Waters were scheduled to expire in the following order: 12/14/2017, 12/15/2016, 10/15/2015, 10/16/2014, 10/18/2013 and 2/29/2012. Mr. Waters will be separating from employment before these dates. Under the terms of Mr. Waters’ employment agreement, he will have 30 days from the end of his two year salary continuation period to exercise his vested SARs and any outstanding options, which is January 30, 2011.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2008 upon the exercise of stock options/SARs and vesting of restricted stock and performance shares.

	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)		Value Realized on Vesting (3)
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)
J. J. O’Brien	0	0	21,759		1,310,110

L. M. Chambers	7,124	159,686	2,592		156,065

J. M. Quin	0	0	7,996	(4)	477,756	(4)

D. L. Hausrath	0	0	4,946		297,800

S. J. Mitchell	0	0	3,764		226,632

F. L. Waters	0	0	4,110		247,464

(1)	As described in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End table, the options and SARs were adjusted for the MAP transaction and the special dividend paid on October 25, 2006.

(2)	The amounts in this column (c) represent the product of (i) the number of shares acquired on exercise, multiplied by (ii) the excess of the closing market price of Ashland Common Stock on the date of exercise over the exercise price of the option or SAR. The exercise price is the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on the date the option or SAR was granted.

(3)	The numbers in this column (d) include the number of LTIP units for the 2005-2007 performance period for which payments were made in February 2008. The dollar amounts for those payments are included in the dollar amounts in column (e) of the table. The LTIP units included for Messrs. O’Brien, Chambers, Quin, Hausrath, Mitchell, and Waters, respectively, are 21,759, 2,592, 6,329, 4,946, 3,764 and 4,110. The dollar payments for these units are computed by multiplying an executive’s earned units by $60.21, the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 28, 2007. The dollar amounts included for Messrs. O’Brien, Chambers, Quin, Hausrath, Mitchell and Waters were, respectively, $1,310,110, $156,065, $381,070, $297,800, $226,632 and $247,464.

(4)	In addition, the amount in this column (d) represents the number of shares of restricted Ashland Common Stock that vested for Mr. Quin (1,667). Also, the amount in this column (e) for Mr. Quin represents $96,686 of value realized on vesting of shares of restricted Ashland Common Stock, based upon the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on the date of vesting. For Mr. Quin, the date of vesting was May 16, 2008 ($58.00 per share).

Pension Benefits

The following table shows the actual present value of the named executive officers’ accumulated benefit under each of Ashland’s qualified and nonqualified pension plans, calculated as of September 30, 2008.

Name (a)	Plan Name (2) (b)	Number of Years Credited Service (3) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. J. O’Brien	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	29 years 4 months 29 years 4 months 32 years 3 months	517,272 2,013,854 6,712,161	0 0 0

L.M. Chambers	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	28 years 6 months 28 years 6 months 32 years 3 months	486,701 189,318 1,439,146	0 0 0

J. M. Quin (1)	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	34 years 11 months 34 years 11 months 35 years 11 months	1,082,435 1,575,866 2,427,553	31,070 0 0

D. L. Hausrath	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	26 years 7 months 26 years 7 months 28 years 0 months	557,521 542,795 2,253,977	0 0 0

S. J. Mitchell	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	10 years 5 months 10 years 5 months 11 years 5 months	129,877 47,249 869,537	0 0 0

F. L. Waters	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	16 years 1 month 16 years 1 month 17 years 1 month	169,685 91,814 1,154,502	0 0 0

(1)	Effective May 31, 2008, Mr. Quin retired. Therefore, the present value of his accumulated benefit is calculated as of May 31, 2008. Because of the rules under §409A of the Internal Revenue Code (the “Code”), the distribution of Mr. Quin’s benefits under the Excess Plan and SERP are delayed until December 2008. He elected to have these benefits paid in a lump sum.

(2)	The Ashland Inc. and Affiliates Pension Plan is a tax-qualified plan under §401(a) of the Code. The Ashland Inc. Excess Benefit Pension Plan is a nonqualified plan that is coordinated with the tax-qualified plan. The SERP is a nonqualified plan. The material terms of each of these plans are described in the narrative below.

(3)	The number of years of credited service for the named executive officers under the SERP is different from the number of years identified for the other two plans. The reason for this difference is that the service identified for the qualified Pension Plan and the nonqualified Excess Benefit Plan is measured from and after becoming a participant in the qualified Pension Plan, whereas the SERP is measured from date of hire. The qualified Pension Plan presently has an age 21 and one year of service requirement to be a participant. For Messrs. O’Brien and Chambers, the difference between the credited service numbers is because there was an age 25 requirement to participate in the qualified Pension Plan when they were hired, and both were under age 25 when they were hired. For Mr. Hausrath, the difference between the credited service numbers is because there was a contribution requirement when he was eligible to participate in the qualified Pension Plan and he did not begin to contribute when he first became eligible.

Assumptions

Except for Mr. Quin, the present values of the accumulated benefits were calculated as of September 30, 2008 based on the earliest age a participant could receive an unreduced benefit. For Mr. Quin, the values of his accumulated benefits are computed on the basis of his actual age as of his retirement date, May 31, 2008.

Except for Mr. Mitchell, the earliest age that an unreduced benefit is available under the qualified Pension Plan and the nonqualified Excess Plan is 62. For Mr. Mitchell age 55 is the earliest age he may receive unreduced benefits under the qualified Pension Plan and the nonqualified Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. All of the other named executive officers have their qualified Pension Plan benefits calculated under the traditional pension formula. Except for Messrs. Mitchell and Waters, all of the named executive officers are eligible for early retirement under each of these plans.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or 80 points (sum of age and service equals at least 80), provided that the officers have at least 20 years of service under the plan. All the named executive officers except Messrs. Mitchell and Waters have at least 20 years of service under the plan.

Except for Mr. Mitchell, the named executive officers have a benefit in Ashland’s qualified LESOP. The LESOP was completely allocated on March 31, 1996 and no additional benefits are accruing. The LESOP and qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension table for the SERP benefit for each named executive officer is the net benefit under that plan, after applicable reductions. The reductions referred to in this paragraph are described in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note O to Ashland’s Notes to Consolidated Financial Statements in Ashland’s 2008 Form 10-K.

Ashland Inc. and Affiliates Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code §401(a). The plan provides retirement income for eligible participants.

The plan covers a wide range of employees sufficient to meet the coverage standards of Code §410(b). Eligible employees must be age 21 and have one year of service to participate. Participation is automatic once the requirements are met. Five years of service is required for a vested benefit.

The plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see description in Annuity Benefit section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see description in Retirement Growth Account Benefits below). In general, participants who were actively employed on June 30, 2003 with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

Under this plan, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code §401(a)(17). For all other participants, compensation includes bonus amounts. This applies to both formulas under the plan. Final average compensation is the average for the 36 consecutive month period producing the highest average for the last 120 months of credited service.

Annuity Benefit

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service – meaning years as a participant in the plan – to a maximum of 35)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit

The retirement growth account formula grants annual credits as a percentage of compensation based on the sum of a participant’s age and years of service. This is illustrated in the following table:

Contribution Credits
Age plus Service in Whole Numbers Projected to the End of the Plan Year	Contribution Credit as Percentage of Compensation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	9%
80 or more	11%

Contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate is from a minimum of 4% to a maximum of 7% and is set at the beginning of each plan year. The interest rate for fiscal 2008 is 5.47%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive a distribution is age 55 with at least five years of service.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit.

Years of service in addition to what is actually incurred under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business is often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plan described below.

Ashland Inc. Nonqualified Excess Benefit Pension Plan (Excess Plan)

The Excess Plan is an unfunded, nonqualified plan of deferred compensation and covers employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code §401(a)(17) or §415(b) and (ii) who are not terminated for cause as defined in the Excess Plan.

The benefit payable under the Excess Plan is the difference between the benefit under the Pension Plan in the absence of the tax Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan. For purposes of computing the Excess Plan benefit, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plan.

The benefit under the Excess Plan is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service.

Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, nonqualified plan of deferred compensation and covers a select group of highly compensated employees.

The benefit formula covering the named executive officers and certain other highly compensated participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20. For this purpose, final average compensation is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The named executive officers may retire on the earlier of age 55 with five years of service or upon attaining 80 points (sum of age and service equals 80). The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plan benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to tax Code limits.

Except for Messrs. Mitchell and Waters, the named executive officers are eligible to retire and commence their SERP benefits. SERP benefits become vested upon attaining five years of service. All of the named executive officers have a vested benefit under the SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the named executive officers cannot begin until six months after separation from service.

Ordinarily, years of service in addition to what is actually incurred are not granted. However, in the case of an acquisition, prior service with the acquired business is counted for purposes of vesting under the SERP.

Nonqualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding the Employees’ Deferral Plan for fiscal 2008.

Name (a)	Executive Contribution in Last FY (1) ($) (b)	Registrant Contribution in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2008 ($) (f)
J. J. O’Brien	0	0	(4,508,851)	0	4,895,670

L. M. Chambers	141,949	2,231	(927,366)	40,983	1,725,517

J. M. Quin	6,054	6,660	(3,463,186)	281,482	4,514,366

D. L. Hausrath	0	0	(772,872)	0	1,065,775

S. J. Mitchell	291,708	4,187	(1,594,944)	0	2,485,027

F. L. Waters	62,884	4,332	(1,560,853)	0	2,291,775

(1)	The contributions of Messrs. Chambers, Quin, Mitchell and Waters in the respective amounts of $49,163, $6,054, $4,567 and $13,391 included in this column (b) are also included in column (c) of the Summary Compensation Table in this proxy statement. The remaining amounts identified in this column (b) relate to either (or both) payments of fiscal year 2007 incentive compensation in November of 2007 and payments of the 2005-2007 LTIP cycle in February 2008, neither of which are included in the fiscal 2008 data on the Summary Compensation Table in this proxy statement.

(2)	The contributions by Ashland for the named executive officers included in this column (c) are the amounts that were allowed to be deferred and are also included in column (i) of the Summary Compensation Table in this proxy statement.

(3)	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

Ashland Inc. Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, nonqualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or LTIP awards contributed to the plan. Elections to defer compensation must be made before the period for which the service relating to the particular kind of compensation is incurred. Before calendar year 2008, participants could elect to roll over their 401(k) contributions once the applicable tax Code limits were met for contributions to the Employee Savings Plan. To receive Company matching contributions, the participant had to be contributing at least 5% of his or her base compensation to the Employee Savings Plan. The Company matching contribution is equal to 5.5% of base compensation for the participants eligible for the match. After calendar year 2007, Company matching contributions are no longer made to the Employees’ Deferral Plan.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in Ashland Common Stock units must remain so invested and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum) and, for pre-2005 contributions, at the election of the participant paid in a lump sum (subject to a penalty of up to 10%).

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2008. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2008, the last day of the 2008 fiscal year. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (8) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (9) ($) (d)	Retirement (10) ($) (e)	Change in Control without Termination (11) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (12) ($) (g)
J. J. O’Brien
Cash severance	2,357,596	0	0	0	0	7,484,296
Accelerated SARs (1)	0	0	0	0	0	0
Restricted Stock	0	0	0	0	0	0
LTIP (2)	2,372,952	2,372,952	0	2,372,952	2,372,952	3,670,048
Incentive compensation (3)	445,355	445,355	0	445,355	445,355	0
Welfare Benefit	32,802	3,811,646	0	0	0	36,902
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	12,500
280G excise tax gross up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$5,220,205	$6,629,953	$0	$2,818,307	$2,818,307	$11,212,946

L.M. Chambers
Cash severance	605,769	0	0	0	0	1,047,800
Accelerated SARs (1)	0	0	0	0	0	0
Restricted Stock	0	0	0	0	368,424	0
LTIP (2)	179,048	179,048	0	179,048	179,048	324,077
Incentive compensation (3)	84,760	84,760	0	84,760	84,760	0
Welfare Benefit	28,510	639,838	0	0	0	32,074
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	7,500
280G excise tax gross up (4)	0	0	0	0	0	1,080,410
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$909,587	$903,646	$0	$263,808	$632,232	$2,501,061

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (8) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (9) ($) (d)	Retirement (10) ($) (e)	Change in Control without Termination (11) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (12) ($) (g)
J. M. Quin (6)
Cash severance			0
Accelerated SARs (1)			0
Restricted Stock			0
LTIP (2)			402,123
Incentive compensation (3)			118,345
Welfare Benefit			0
Outplacement			0
Financial planning			12,128
280G excise tax gross up (4)			0
Present Value of Retirement Benefits			0

Total			$532,596

D. L. Hausrath
Cash severance	731,837	0	0	0	0	1,786,387
Accelerated SARs (1)	0	0	0	0	0	0
Restricted Stock	0	0	0	0	233,920	0
LTIP (2)	355,670	355,670	0	355,670	355,670	627,930
Incentive compensation (3)	137,413	137,413	0	137,413	137,413	0
Welfare Benefit	27,672	838,983	0	0	0	31,097
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	7,500
280G excise tax gross up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$1,264,092	$1,332,066	$0	$493,083	$727,003	$2,462,114

S. J. Mitchell
Cash severance	535,365	0	0	0	0	1,316,215
Accelerated SARs (1)	0	0	0	0	0	0
Restricted Stock	0	0	0	0	157,896	0
LTIP (2)	277,018	277,018	0	277,018	277,018	490,872
Incentive compensation (3)	326,022	326,022	0	326,022	326,022	0
Welfare Benefit	27,742	625,704	0	0	0	31,210
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	7,500
280G excise tax gross up (4)	0	0	0	0	0	1,528,002
Present Value of Retirement Benefits (5)	0	0	0	0	1,324,164	0

Total	$1,177,647	$1,228,744	$0	$603,040	$2,085,100	$3,382,999

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (8) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (9) ($) (d)	Retirement (10) ($) (e)	Change in Control without Termination (11) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (12) ($) (g)
F. L. Waters (7)
Cash severance	562,173	0	0	0	0	1,382,123
Accelerated SARs (1)	0	0	0	0	0	0
Restricted Stock	0	0	0	0	400,156	0
LTIP (2)	279,698	279,698	0	279,698	279,698	496,152
Incentive compensation (3)	64,812	64,812	0	64,812	64,812	0
Welfare Benefit	27,800	717,855	0	0	0	31,275
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	7,500
280G excise tax gross up (4)	0	0	0	0	0	1,823,951
Present Value of Retirement Benefits (5)	0	0	0	0	1,739,399	0

Total	$945,983	$1,062,365	$0	$344,510	$2,484,065	$3,750,201

(1)	A change in control without termination results in unvested SARs becoming immediately vested. The SARs granted on November 14, 2007 have an exercise price of $53.33 and the SARs granted on November 15, 2006 have an exercise price of $65.78, both of which exceed the 2008 fiscal year end closing price of $29.24. Therefore, these SARs for the relevant named executive officers are treated as having no value for purposes of the amounts identified in the Accelerated SARs row of column (f) of this table. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer.

(2)	The LTIP amounts identified in all of the columns except for column (g) are based on a full payment of the LTIP for the 2006-2008 performance period using the best available estimate and pro-rata payments of the LTIPs for the 2007-2009 and 2008-2010 performance periods at their respective targets. If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target. However, in the event of a change in control without termination as of September 30, 2008 as reported in column (f), the calculation required would be the actual results for the 2006-2008 performance period (in this case the best available estimate is used) and pro-rata target payment for the 2007-2009 and 2008-2010 performance periods.

(3)	The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the 2008 annual incentive based on actual achievement of the applicable performance goals for the entire performance period. A change in control results in the payment of the annual incentive based on actual achievement of the applicable performance goals through the date of the change in control, and the annual incentive remains outstanding subject to appropriate adjustments to reflect the transaction. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual achievement for the fiscal year.

(4)

Section 280G of the Internal Revenue Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals his or her average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2003-2007 if the change in control occurs in 2008). If Section 280G applies, then the named executive officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. The amounts in the 280G Excise Tax Gross-Up row of columns (f) and (g) reflect a tax gross-up for the excise and related taxes, as required under the terms of the employment agreements described below. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 43%, (ii) a discount rate of 2.84%, and (iii) no amounts were allocated to the non-solicitation or non-competition covenants contained in the employment agreements.

(5)	The present value of each named executive officer’s total retirement benefits as of September 30, 2008 (absent a change in control) is in the Pension Benefits table to this proxy. The account balance for each named executive officer as of September 30, 2008 in the Employees’ Deferral Plan is identified in the Nonqualified Deferred Compensation table to this proxy statement.

A change in control results in an additional three years of age and service being credited to the calculation of each named executive officer’s benefit under the SERP. The present value of this incremental additional benefit is identified in the Present Value of Retirement Benefits row of this table in column (f) for each named executive officer (except for Mr. Quin for the reason set forth in footnote (7) to this table). Messrs. O’Brien, Chambers and Hausrath gain no incremental additional benefit under the SERP because they are at the early retirement age under the SERP and have accrued a full benefit under the SERP because they each have more than 20 years of service. Finally, Messrs. Mitchell and Waters gain a benefit from the additional age and service because (1) both of them have less than the 20 years necessary for a full SERP benefit, therefore, the additional service brings them closer to a full SERP benefit; (2) the change in control makes it possible that they will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount; and (3) the additional age and service does not apply to the calculation of the Pension Plan and Excess Plan benefits which results in smaller offsets by these benefits to the SERP.

(6)	Because Mr. Quin retired May 31, 2008, the amounts in this table relating to him represent actual payments. Additional information on Mr. Quin’s payments is described under the Summary Compensation Table in this proxy statement. Additionally, see the Pension Benefits table in this proxy statement regarding his payments under the SERP, qualified Pension Plan and Excess Benefit Plan.

(7)	Mr. Waters is separating from service effective December 31, 2008. Under his employment agreement, he will be entitled to the benefits described in column (b), but determined as of his separation date of December 31, 2008. He will be entitled to a 2 year salary continuation period that will end December 31, 2010. His first payment of salary continuation will be delayed until July 1, 2009. The other benefits to which he is entitled are not subject to that delay. During the salary continuation period, he will continue to vest in his restricted stock (see footnote (3) to the Outstanding Equity Awards at Fiscal Year-End section of this proxy statement).

(8)	For purposes of this column (c), it is assumed that the named executive officer incurred a disabling event on September 30, 2008. The amounts in the Welfare Benefit row for column (c) represent the present value of the disability payments available under a supplemental Long Term Disability Plan for the incremental benefit above what would be payable under the generally available Long Term Disability Plan. No pre-retirement mortality assumption applies and the interest rate used is 8.01%. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation. The compensation covered by the plan is limited in 2008 to $230,000. For 2008, the supplemental Long Term Disability Plan provides a benefit of 60% of the base compensation exceeding $230,000. If the named executive officer died, his or her beneficiaries would receive the same accelerated vesting of the LTIP award as the named executive officer would in the event of disability. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. Within certain limitations, the GVUL allows participants to invest additional amounts. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. O’Brien, Chambers, Hausrath, Mitchell and Waters, respectively, the death benefits as of September 30, 2008 would be: $1,000,042; $375,000; $458,516; $339,506; and $356,505.

(9)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(10)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(11)	Each named executive officer would also be entitled to a lump sum payment of the benefit under the Employees’ Deferral Plan. To the extent that an employee’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control.

(12)	The amount identified in column (g) of this table for each named executive officer represents the LTIP units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f).

Executive Employment Agreements

The named executive officers and certain other executives, have employment agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated in the absence of a change in control of Ashland or after a change in control of Ashland. The employment agreements will be replaced with change in control agreements effective December 31, 2008. The new agreements will provide for payments only in the event of a termination after a change in control. In the event of a termination in the absence of a change in control, executives will be covered by Ashland’s severance pay plan. In general, the severance pay plan will provide 104 weeks of base salary for the Chief Executive Officer and 78 weeks of base salary for other executives.

Absence of a Change in Control

If an executive’s employment is terminated in the absence of a change in control of Ashland and without cause (see the Definitions section below), the executive is entitled to the following:

•

Payment of his or her highest salary in the prior two fiscal years for a period of 24 months (salary continuation period), with the first six monthly payments withheld and paid in a lump sum in the seventh month;

•	Continued participation in the Company’s medical, dental and life plans during the salary continuation period;

•	Pro-rata payment of any LTIP awards and incentive compensation through the date of termination based on actual achievement payable at the same time such awards or compensation is paid; and

•	Outplacement services through December 31 of the second calendar year following the calendar year in which the executive was terminated.

As a condition to receiving the benefits and compensation payable under the agreement, the executive agrees for a period of 12 months following the termination to:

•	Refrain from engaging in competitive activity against Ashland; and

•	Refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business.

The executive must also agree not to disclose confidential information and sign a release in favor of the Company. If the executive breaches the agreement, the Company may have a right to recover benefits that have been paid to the executive. Finally, the executive may recover legal fees and expenses incurred as a result of the Company’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

After a Change in Control

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or within two years after a change in control the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

Payment of three times the sum of his or her highest annual base salary and highest target percentage annual incentive compensation in the prior three fiscal years in a lump sum in the seventh month following termination;

•	Continued participation in the Company’s medical, dental and life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any LTIP awards existing at the executive’s termination (less any amounts already paid under the plan because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding stock options and SARs.

As a condition to receiving the benefits and compensation payable under the agreement, the executive agrees for a period of 24 months following the termination to:

•	Refrain from engaging in competitive activity against Ashland; and

•	Refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business.

The executive must also agree not to disclose confidential information. If the executive breaches the agreement, the Company may have a right to recover benefits that have been paid to the executive. Finally, the executive may recover legal fees and expenses incurred as a result of the Company’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

In addition, each agreement provides a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to a named executive officer, whether pursuant to an employment agreement, stock option, SAR, restricted stock, LTIP award or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive exceeds the greater of (i) $50,000 or (ii) 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the applicable $50,000 or 110% threshold, the executive’s payments under the employment agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to the Company; or

•	Conviction or plea of nolo contendre for a felony involving of moral turpitude.

To be terminated for cause, the Board of Directors must also pass a resolution by three quarters vote finding that the termination is for cause.

“Good Reason” includes any of the following that occurs after a change in control:

•	Adverse change in position, duties or responsibilities;

•	Reduction to base salary;

•	Failure to continue employee benefit plans, a material reduction to such benefits or the elimination of material fringe benefits;

•	Failure to continue incentive plans, whether cash or equity;

•

Transfer of principal place of business to more than 50 miles away from the prior principal place of business, or, if the transfer is consented to, a failure to reimburse reasonable moving expenses; or

•	Material breach of the executive employment agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 15% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of the said two consecutive year period, unless two-thirds of the Directors at the start of said two consecutive year period voted to approve such changes.

Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP

The following table summarizes what may happen to stock options/SARs, incentive compensation, restricted stock and LTIP grants upon termination from employment or a change in control.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control
SARs/Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/Options	May exercise during the remainder of the exercise period	Immediately vest

Incentive compensation	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminate prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay pro-rata based on actual achievement through the date of the change in control

Restricted stock	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

LTIP	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminate prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the Executive Employment Agreements section in this proxy statement.

SERP, Excess Plan, Qualified Pension Plan and Employees’ Deferral Plan

For payments and benefits under the SERP, Excess Plan and qualified Pension Plan, except in the event of a change in control, see the Pension table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Nonqualified Deferred Compensation table and the narrative thereunder in this proxy statement.

After a Change in Control

The term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the above section on the Executive Employment Agreements.

The occurrence of a change in control under the SERP for the named executive officers has the following consequences:

•	Accelerate vesting;

•	Nullify the non-compete;

•	Distribution will be made upon a participant’s termination from employment without cause or resignation for good reason; and

•	The benefit is computed by adding three years to age and service (see footnote (5) to the Potential Payments upon Termination or Change in Control table in this proxy statement).

For the qualified Pension Plan and the Excess Plan, no enhanced benefit results from a change in control. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit, as disclosed in footnote (10) to the Potential Payments upon Termination or Change in Control table in this proxy statement. The Employees’ Deferral Plan was changed effective October 1, 2008 providing that deferrals made on and after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2008 meeting, the Board determined that all current Audit Committee members—Messrs. Hale, Rohr, Schaefer and Dr. Healy and Ms. Ligocki—are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. Each member of the Audit Committee is a financial expert as defined by SEC rules.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to Ashland’s financial reporting process, its implementation and maintenance of effective internal control over financial reporting, the internal audit function, the independent auditors’ qualifications and independence, its legal compliance programs and its risk management programs. During fiscal 2008, the Audit Committee met eight times. The Audit Committee also met on four occasions to discuss and review Ashland’s quarterly earnings and the associated press releases.

The Audit Committee also discussed with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of its examinations, its evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting. The Audit Committee has reviewed Ashland’s activities aimed at compliance with the Sarbanes-Oxley Act of 2002 at six of its meetings and at each of the four earnings release meetings held in 2008.

The following were among the other significant matters addressed by the Audit Committee during fiscal 2008:

Critical accounting policies and reserves;

Legal compliance report, processes and procedures;

Material litigation;

New and emerging accounting standards;

Process for disclosure of material risks to the Company;

Financial disclosure controls; and

Financial authorization controls.

Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2008 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. E&Y was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of E&Y by Ashland, the engagement was approved by the Audit Committee in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and E&Y the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and E&Y’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed E&Y’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls, and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee reviewed E&Y’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

In addition, the Audit Committee has adopted strict guidelines on the use of outside auditors to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by outside auditors. In fiscal 2008 approval was sought and granted to E&Y to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by E&Y is compatible with maintaining E&Y’s independence and has concluded that E&Y’s independence is not compromised by the provision of such services.

E&Y’s fees for all services are budgeted, and both management and E&Y are required to report the actual fees and any variance from budgeted fees, to the Audit Committee throughout the fiscal year. The Audit Committee recognizes that circumstances may arise that require the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval for audit related services in a fiscal year. In these instances, specific pre-approval of the additional services and the budget therefore, is required prior to the engagement of the independent auditors for those services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2008, for filing with the SEC.

As a result of a competitive request for proposal process undertaken by the Audit Committee in 2008, PricewaterhouseCoopers LLP (“PwC”) was selected as Ashland’s independent registered public accounting firm on August 26, 2008, for fiscal 2009. On August 26, 2008, E&Y was notified that it would be dismissed as Ashland’s independent registered public accounting firm to audit Ashland’s consolidated financial statements, effective upon the completion of its audit for the fiscal year ended September 30, 2008. The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by E&Y. During Ashland’s fiscal years ended September 30, 2007 and 2006 and through August 26, 2008, neither Ashland nor anyone on its behalf had consulted with PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Ashland’s financial statements, and neither a written report nor oral advice was provided to Ashland that PwC concluded was an important factor considered by Ashland in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). In deciding to select PwC, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PwC and concluded that PwC has no commercial relationship with Ashland that would impair its independence.

E&Y’s reports on Ashland’s consolidated financial statements for fiscal years ended September 30, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years ended September 30, 2008 and 2007, and in the subsequent interim period through November 26, 2008, there were (i) no disagreements between Ashland and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Ashland provided E&Y with a copy of an amended Current Report on Form 8-K/A filed on December 1, 2008. E&Y furnished Ashland with a letter addressed to the U.S. Securities and Exchange Commission stating E&Y agreed with the disclosure contained in this report. Copies of this letter were filed as Exhibit 16.1 to that Current Report.

AUDIT COMMITTEE

Roger W. Hale, Chairman

Bernadine P. Healy

Kathleen Ligocki

Mark C. Rohr

George A. Schaefer, Jr.

AUDITOR’S FEES

Fees (including out-of-pocket costs) paid to E&Y for fiscal years 2008 and 2007 totaled $8,389,000 and $10,230,000, respectively. The following table presents fees for professional services rendered by E&Y for fiscal years 2008 and 2007.

	2008	2007
Audit Fees (1)	$8,244,000	$9,652,000
Audit-Related Fees (2)	99,000	105,000
Tax Fees (3)	46,000	473,000
All Other Fees (4)	0	0

(1)	Audit fees include fees associated with the annual audit of Ashland’s consolidated financial statements and reviews of Ashland’s quarterly reports on Form 10-Q. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries and captive insurance company (statutory requirements), and reviews of registration statements.

(2)	Audit-related fees include amounts paid to E&Y for the audit of the Employee Savings Plan (SEC requirements and Department of Labor rules and regulations) and work performed related to agreed-upon procedures reports.

(3)	Tax fees include fees principally incurred for assistance with tax compliance matters.

(4)	There were no other services or fees.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board the appointment of PwC to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2009, subject to ratification by the shareholders at the Annual Meeting. Representatives of PwC and E&Y will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

Although the Board of Directors is not required to submit the appointment of PwC to a shareholder vote, the Board will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends a vote FOR the ratification of PwC as Ashland’s independent registered public accounting firm for fiscal 2009.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO PROVIDE FOR

MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS

Item 3

At last year’s annual meeting of shareholders, Ashland’s shareholders approved a proposal that requested the Board of Directors initiate the appropriate process to amend Ashland’s Articles of Incorporation (“Articles”) to provide for majority voting in elections of directors. This proposal received the support of 64% of Ashland’s shareholders. In response to this vote, Ashland’s Board of Directors reconsidered the matter and, as requested, proposes an amendment to the Articles that the Board believes provides shareholders a meaningful role in the director election process while addressing the complex governance issues implicated by a majority voting standard.

The Board has authorized, and recommends that shareholders approve, an amendment to Ashland’s Articles that would require director nominees in uncontested elections to receive a majority vote to be elected. Under this provision, each vote could be cast “for” or “against” a nominee’s election. Shareholders would also be entitled to abstain from voting with respect to the election of a nominee, and such abstentions (like broker non-votes) would have no effect in determining whether the required affirmative majority vote has been obtained.

Proposed Amendment to Ashland’s Articles

The Board of Directors proposes that a new Article XII be added to Ashland’s Articles and existing Articles XII and XIII be renamed Articles XIII and XIV, respectively. The proposed new Article XII reads in full as follows:

The vote required for election of a director by shareholders, other than in a contested election, shall be the affirmative vote of a majority of votes cast with respect to the director nominee. A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes will not count as votes either “for” or “against” a nominee.

The election is “contested” if (i) the Secretary of the Company has received a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in the Company’s By-laws and (ii) such nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting to the shareholders.

If approved, this amendment will become effective upon the filing of the Articles of Amendment to Ashland’s Articles with the Secretary of State of the Commonwealth of Kentucky. The majority voting standard would then be applicable to the election of directors at the 2010 annual meeting of shareholders. In addition, if this amendment is approved, future annual meeting proxy cards will be modified so that shareholders will be able to vote “for” or “against,” or to “abstain” from voting with respect to each nominee in uncontested elections. Currently, the proxy card allows shareholders either to vote “for” a nominee or to “withhold” voting for the nominee.

Corporate Governance Guidelines

Under the “holdover” provisions of the Kentucky Business Corporation Act, a director continues to serve in office until his or her successor is elected or until the number of directors is decreased. To address the issue of holdover directors if the proposed amendment to the Articles is adopted, the Board of Directors has approved an amendment to Ashland’s Corporate Governance Guidelines. This change in the Guidelines will become effective upon filing of the Articles of Amendment described above, assuming shareholder approval of the amendment, and does not require any shareholder action.

The new Corporate Governance Guidelines would replace the current director resignation policy and require any incumbent director who is nominated but not re-elected to tender his or her resignation to the Board of Directors. The Guidelines would require the G&N Committee to manage a process through which the full Board of Directors (excluding any unelected director) would decide whether or not to accept the resignation. The Guidelines would also require the Board’s decision within 90 days following the date of the shareholders’ meeting at which the election occurred and prompt public disclosure of the Board’s decision and rationale. If the Board accepts a director’s resignation, the Board would be able to fill the vacancy resulting from the resignation or decrease the size of the Board. The Board would likewise be able to fill a vacant position or decrease the size of the Board if a nominee who is not an incumbent director fails to receive a majority vote in an uncontested election.

The amendment will be approved if votes cast in its favor exceed votes cast against it.

For the reasons discussed above, the Board of Directors recommends a vote FOR amending Ashland’s Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Ashland believes that during fiscal 2008 its executive officers and directors have complied with Section 16(a) of the Exchange Act and the rules and regulations adopted thereunder.

Proxy Solicitation Costs

Ashland is soliciting the proxies being solicited by this proxy statement. All costs of soliciting proxies, including the cost of preparing and mailing this proxy statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Delivery of Proxy Materials to Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of the annual report and proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Ashland of their desire to receive multiple copies of these materials. Ashland will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 1-800-622-6757, or by writing to National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, OH 44193-0900.

Shareholder Proposals for the 2010 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2010 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2010 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 14, 2009.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•

a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December     , 2008

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 29, 2009 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s Proxy Statement and Annual Report online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement and your proxy card or copies of the Annual Report can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before 6:00 a.m. Eastern Standard Time on January 27, 2009.

To access the Annual Report and Proxy Statement and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.
2.	Click on this website address (or type this URL address in your browser): http://www.ashland.com/proxy.
3.	Click on the links to view or download the Annual Report and Proxy Statement and to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.
2.	Dial 1-888-693-8683.
3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

Linda L. Foss

Assistant General Counsel

and Corporate Secretary

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 29, 2009, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”) OR

HERCULES SAVINGS AND INVESTMENT PLAN (THE “SIP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP or Hercules’ SIP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant in the Employee Savings Plan or LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484. Participants in the SIP may not vote the Non-Directed shares differently from shares credited to his or her account.

ASHLAND

C/O NATIONAL CITY BANK

shareholder services Operations

Locator 5352

P.O. Box 94509

Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253.

Vote by Telephone

Call Toll-Free using a

touch-tone telephone:

1-888-693-8683

Vote by Internet

Access the Website and

cast your vote:

www.cesvote.com

Vote by Mail

Return your proxy

in the postage-paid

envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 27, 2009 if you are a participant in The Ashland Inc. Employee Savings Plan, LESOP or Hercules SIP, or by 6:00 a.m. on January 29, 2009 if you are a registered shareholder.

Proxy card must be signed and dated below.

Please fold and detach card at perforation before mailing.

Ashland Inc.

Proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 29, 2009.

The undersigned hereby appoints James J. O’Brien and Linda L. Foss, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 29, 2009, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications (e.g., annual reports, proxy statements, interim communications) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

Ashland Inc.

Proxy

If you do not provide voting instructions, your proxy will be voted FOR proposals 1, 2 and 3.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1. Election of Directors.

Nominees: Class II: (1) Roger W. Hale (2) Vada O. Manager (3) George A. Schaefer, Jr. (4) John F. Turner

Nominee: Class III: (5) Mark C. Rohr

FOR all nominees listed above WITHHOLD authority to vote for all nominees listed above

(except as marked to the contrary below)

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2. Ratification of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2009.

FOR AGAINST ABSTAIN

3. Approval of Amendment to Articles of Incorporation to provide for majority voting for election of directors in uncontested elections.

FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

I consent to access future shareholder communications over the Internet as stated above and in the Proxy Statement.

(Continued and to be signed on the reverse side)